EXHIBIT 10.16

CONFORMED COPY

COMMON TERMS AGREEMENT

among

BPZ EXPLORACIÓN & PRODUCCIÓN S.R.L.

as a Borrower

BPZ MARINE PERU S.R.L.

as a Borrower

INTERNATIONAL FINANCE CORPORATION

as lender under the IFC Facility

and

THE ADDITIONAL SECURED FACILITY LENDERS

upon execution of an accession agreement

Dated as of August 15, 2008

TABLE OF CONTENTS

		Page

1.	LOAN AGREEMENTS; DEFINITIONS	1
2.	THE PROJECT	24
3.	LOANS	25
4.	CONDITIONS PRECEDENT	27
5.	REPRESENTATIONS AND WARRANTIES	35
6.	AFFIRMATIVE COVENANTS	43
7.	NEGATIVE COVENANTS	53
8.	EVENTS OF DEFAULT	57
9.	MISCELLANEOUS	62

SCHEDULE 1	MAXIMUM FACILITY AMOUNTS	1
SCHEDULE 2	ANTI-CORRUPTION GUIDELINES FOR IFC TRANSACTIONS	1
SCHEDULE 3	AUTHORIZATIONS	1
SCHEDULE 4	INSURANCE	1

EXHIBIT A	FORM OF ACCESSION AGREEMENT
EXHIBIT B	FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY
EXHIBIT C	FORM OF LETTER TO AUDITORS
EXHIBIT D	FORM OF APPOINTMENT OF SERVICE OF PROCESS LETTER
EXHIBIT E	FORM OF DISTRIBUTION REQUEST

i

THIS COMMON TERMS AGREEMENT (this “Agreement”) dated as of August 15, 2008 among:

(1)                                 BPZ Exploración & Producción S.R.L., a company incorporated under the laws of the Republic of Peru (“BPZ Exploración” and a “Borrower”);

(2)                                 BPZ Marine Peru S.R.L., a company incorporated under the laws of the Republic of Peru (“BPZ Marine” and a “Borrower” and, collectively with BPZ Exploración, the “Borrowers”);

(3)                                 INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including Peru (“IFC”); and

(4)                                 THE ADDITIONAL SECURED FACILITY LENDERS, upon execution of an Accession Agreement in accordance with Section 9.2 hereof.

1.                                      LOAN AGREEMENTS; DEFINITIONS

1.1                                 Loan Agreements

(a)                                  This Agreement, including its definitions, conditions of disbursement, representations and warranties, covenants, events of default, principles of construction, rules of interpretation and its jurisdiction, governing law and notice provisions, is made a part of each of (i) the IFC Loan Agreement, and (ii) upon execution of an Accession Agreement, the Additional Secured Facility Agreement.

(b)                                 Subject to paragraph (c) below of this Section 1.1:

(i)                                     this Agreement and the IFC Loan Agreement shall be read and construed together as one agreement; and

(ii)                                  this Agreement and the Additional Secured Facility Agreement shall be read and construed together as one agreement.

(c)                                  If any provision of this Agreement conflicts with any provision of any Loan Agreement, then the provisions of the relevant Facility Agreement shall prevail.

1.2                                 Definitions

Wherever used in this Agreement (including its Schedules and Exhibits), unless the context otherwise requires, the following terms have the following meanings:

“Accession Agreement”	means an agreement entitled “Accession Agreement” substantially in the form of Exhibit A.

“Accounting Standards”

means with respect to (i) each Borrower, (x) International Financial Reporting Standards (IFRS) promulgated by the International Accounting Standards Board (“IASB”) (which include standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions) together with its pronouncements thereon from time to time, and applied on a consistent basis, or (y) generally accepted accounting standards in Peru promulgated by the relevant financial and accounting standards board of Peru together with its pronouncements thereon from time to time, and applied on a consistent basis and (ii) BPZ Resources, generally accepted accounting principles and practices in the United States promulgated by the Financial Accounting Standards Board of the United States together with its pronouncements thereon from time to time, and applied on a consistent basis.

“Action Plan”

means the plan or plans developed by the Borrowers setting out specific social and environmental measures to be undertaken by the Borrowers, to enable the Project to comply with the Performance Standards, as such Action Plan may be amended or supplemented from time to time with the consent of the Facility Agents.

“Additional Secured Facility”

means a US revolving loan facility made available by the Additional Secured Facility Lenders in an aggregate amount not exceeding US$200,000,000 in accordance with the terms of, and subject to the conditions of, this Agreement and the Additional Secured Facility Agreement.

“Additional Secured Facility Agreement”

means the loan agreement among the Borrowers and the Additional Secured Facility Lenders, in form and substance reasonably satisfactory to IFC, pursuant to which the Additional Secured Facility Lenders make available the Additional Secured Facility.

“Additional Secured Facility Lenders”

means the international commercial banks or other financial institutions reasonably satisfactory to IFC that are party to the Additional Secured Facility Agreement and, upon execution and delivery of an Accession Agreement, become party to this Agreement.

“Additional Secured Facility Loans”

means the loans to be extended by the Additional Secured Facility Lenders in accordance with the terms of, and subject to the conditions of, this Agreement and the Additional Secured Facility Agreement.

“Affiliate”

means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person (for purposes of this definition, “control” means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, and “controlling” and “controlled” have corresponding meanings).

“Agreed Oil Price”

means, as of any date a determination is made, an oil price forecast utilized by the Facility Agent for the Additional Secured Facility, but in no event reflecting oil prices higher than the most recently published World Bank oil price forecast in constant dollars or, in the absence thereof, any other oil price agreed upon by BPZ Exploración and the Facility Agents.

“Annual Monitoring Report”	means the report to be submitted to each of the Facility Agents in form and substance reasonably satisfactory to the Facility Agents pursuant to Section 6.16(f) (Annual Monitoring Report).

“Applicable S&E Law”

all applicable statutes, laws, ordinances, rules and regulations of Peru, including without limitation, licenses, permits or other governmental Authorizations setting standards concerning environmental, social, labor, health and safety or security risks of the type contemplated by the Performance Standards or imposing liability for the breach thereof.

“Approved Terms and Conditions”

means, with respect to any Permitted Nueva Esperanza Credit Support:

(a)                                 financial terms, including fees, margin, interest rates and similar terms, negotiated on an arm’s length basis;

(b)                                term of commitment or final maturity of credit not longer than one year; and

(c)                                 if any Permitted Nueva Experanza Credit Support remains outstanding at March 15, 2009, establishment of a first priority Lien in favor of the Borrowers on Nueva Esperanza’s interest in the GE Equipment and Services Sale Contract, and such Lien is assigned to the Collateral Agent for the benefit of the Lenders.

“Auditors”

means PricewaterhouseCoopers or such other internationally reputable firm of independent accountants acceptable to each of the Facility Agents as the Borrowers may from time to time appoint as their auditors in accordance with Section 6.5 (Accounting/Auditors).

“Authorization”

means any consent, registration, legalization, filing, agreement, notarization, certificate, license, approval, concession, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period, and all corporate, creditors’ and partners’ approvals, resolutions or consents.

“Authorized Representative”

means any natural person who is duly authorized by each of the Borrowers, as the case may be, to act on its behalf for the purposes specified in, and whose name and specimen signature appear on, the Certificate of Incumbency and Authority most recently delivered pursuant to this Agreement.

“Authority”

means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank) competent to exercise jurisdiction in respect of any matter the subject of this Agreement, any other Transaction Document and/or the transactions contemplated thereby.

“Availability Period”

means:

(i)                                    with respect to the IFC Loan Agreement and the IFC Facility, the date from and including the date of the IFC Loan Agreement to and including the date falling six (6) months prior to the Final Maturity Date; and

(ii)                                 with respect to the Additional Secured Facility Agreement and the Additional Secured Facility, the date from and including the date of the Additional Secured Facility Agreement to and including the date falling six (6) months prior to the Final Maturity Date.

“Base Case”	means the base case cash flow forecast derived from the Financial Model utilizing the Base Case Assumptions.

“Base Case Assumptions”

means the assumptions and principles, including the Agreed Oil Price and Proved Reserves criteria, utilized in establishing the Base Case, to be provided to the relevant Facility Agent, in form and substance mutually agreed by the Borrowers and the Facility Agents, pursuant to Section 4.1(n), and to be utilized in the preparation of each updated Base Case pursuant to Section 6.16(e)(ii) and the calculation of each Borrowing Base Amount.

“Block Z-1”

means the approximate 740,000 acre area on the northwest coast of Peru identified in the Block Z-1 License, as subject to reduction, if any, pursuant to the relinquishment provisions of the Block Z-1 License.

“Block Z-1 License”

means the agreement entitled “License Contract for Exploration and Exploitation of Hydrocarbons” dated November 30, 2001, as amended and assigned on January 23, 2003, March 18, 2004 and February 3, 2005, between BPZ Exploración (formerly, BPZ Energy Inc., Sucursal Perú) and Perupetro, for the exploration and exploitation of Block Z-1.

“Borrowing Base Amount”	means, for any Calculation Period, an amount (expressed in Dollars) equal to the lower of: (i) the Loan-Life NPV divided by 1.8 and (ii) the Field-Life NPV divided by 2.0.

“Borrowing Base Assets”	means the Corvina Field and each other Petroleum Asset that is approved and designated by the Facility Agents as a Borrowing Base Asset.

“BPZ Resources”	means BPZ Resources, Inc., a corporation incorporated under the laws of Texas.

“Bureau Veritas”	means Bureau Veritas, international register of classification of vessels and aircraft.

“Business Day”	means a day on which banks are open for business in New York, New York and Lima, Peru.

“Calculation Date”	means each April 30 and October 31.

“Calculation Period”	means, in respect of any Calculation Date, the following six (6) month period.

“CAO”

means the Compliance Advisor Ombudsman, the independent accountability mechanism for IFC that impartially responds to environmental and social concerns of affect communities and aims to enhance outcomes.

“CAO’s Role”

means (i) to respond to complaints by persons who have been or are likely to be directly affected by the social or environmental impacts of IFC projects; and (ii) to oversee audits of IFC’s social and environmental performance, particularly in relation to sensitive projects, and to ensure compliance with IFC’s social and environmental policies, guidelines, procedures and systems.

“Cash Balance”	means, on any date, the Borrowers’ cash balance in the Revenue Account that is free of any Liens (other than Liens in favor of the Lenders).

“Certificate of Incumbency and Authority”	means a certificate by the relevant Borrower in substantially the form as set out in Exhibit B (Form of Certificate of Incumbency and Authority).

“Certified Copy”	means (unless otherwise expressly provided) with respect to any agreement or document, a copy of such agreement or document which has been certified by:

(a)                                 an Authorized Representative of a Borrower; or

(b)                                to the extent that such document relates to any Person (other than a Borrower), by a duly authorized representative of such Person,

in each case, as being true, complete, correct and in full force and effect (in each case, as of the date of such certification).

“Change in Control”	means BPZ Resources ceases to own and hold, directly or indirectly, at least 100% of all of the Economic Ownership Interests and Voting Rights of BPZ Exploración.

“Charter”	means the Articles of Association and by-laws of each Borrower as contained in a public deed.

“Coercive Practice”	means the impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.

“Collateral Agency Agreement”

means the agreement among the Borrowers, the Facility Agents and the Collateral Agent, appointing the Collateral Agent to enter into certain Security Documents and take actions thereunder for the benefit of the Lenders.

“Collateral Agent”	means a financial institution, organized and existing under the laws of Peru, reasonably acceptable to each Facility Agent.

“Collusive Practice”	means an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.

“Control”

means the possession, directly or indirectly, by a person of the power to direct or cause the direction of the management and/or affairs of another person in ordinary and extraordinary matters (including restructuring of indebtedness, amendment or replacement of organizational documents and/or control of the composition of its board of directors or equivalent body), through the ownership of voting securities or the exercise of the rights of the managing member of such person (or of the managing member of another person Controlling directly or indirectly such person) or otherwise. To Control shall be construed accordingly.

“Corporate G&A Adjustment”

means, for any period, all selling, general and administrative expenses of the Borrowers and other expenses necessary for the day-to-day operations of the Borrowers but not included in operating expenses in the definition of “Net Cash Flow”, exploration expenses, any capital expenditures or lease payments payable by the Borrowers and not included in the calculation of “Net Cash Flow”, any net cash payments to Nueva Esperanza and any amount paid in respect of Permitted Partner Subordinated Loans (prior to any conversion thereof to Participations).

“Corrupt Practice”	means the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

“Corvina Field”	means the exploitation area in Block Z-1 identified as the “Corvina Field”.

“Debt”	With respect to any Borrower, the aggregate of all obligations (whether actual or contingent) of such Borrower, to pay or repay money including, without limitation:

(i)                                    all Financial Debt;

(ii)                                 the aggregate amount then outstanding of all liabilities of any party to the extent such Borrower guarantees them or otherwise directly or indirectly obligates itself to pay them;

(iii)                              all liabilities of such Borrower (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables; and

(iv)                             all liabilities of such Borrower (actual or contingent) under its Charter, any resolution of its partners, or any agreement or other document binding on such Borrower to redeem any of its participations or quotas.

“Debt to Equity Ratio”	means, at any date of determination, the result obtained by dividing Debt (excluding Permitted Partner Subordinated Loans) by Partners’ Equity (including Permitted Partner Subordinated Loans).

“Derivative Transaction”	means any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices.

“Disbursement”	means any disbursement of the Loans.

“Disbursement Application”

means, with respect to a request for any Disbursement, a notice given by the Borrowers to the relevant Facility Agent requesting a Loan in accordance with the terms of, and following the form as scheduled to, the relevant Loan Agreement with respect to such Disbursement.

“Discount Rate”	means ten percent (10%) per annum.

“Dollars” or “US$”	means the lawful currency of the United States of America.

“EBITDAX”	means earnings before interest, taxes, depreciation, amortization, and exploration expenses.

“Economic Ownership Interest”

means the beneficial ownership interest in a person (which may include the right to receive a share of dividends, profits and similar amounts distributed by such person), which shall include any interest in any subordinated debt of the person, held by another person or persons, directly or indirectly on a fully diluted basis. For example and by way of illustration, if Company A were to hold fifty percent (50%) of such ownership interests in Company B, and Company B were to own sixty percent (60%) of such ownership interests in Company C, then, for purposes of this definition, Company A would own an Economic Ownership Interest in Company C of thirty percent (30%).

“Event of Default”	means any one of the events or occurrences specified in Section 8.1 (Events of Default).

“Facilities”	means the IFC Facility and, upon execution of an Accession Agreement with respect thereto, the Additional Secured Facility; and “Facility” means any of them, as the context requires.

“Facility Agent”	means IFC and the facility agent appointed for the Additional Secured Facility.

“Facility Agreements”	means the IFC Loan Agreement and, upon the execution of an Accession Agreement, the Additional Secured Facility Agreement, and “Facility Agreement” means any of them, as the context requires.

“Fee Letters”

means a letter or letters, as the case may be, between any Finance Party and any Borrower setting out any of the fees, costs and expenses to be paid by such Borrower to such party in connection with the Finance Documents.

“Field Development Plan”

means (a) with respect to the Corvina Field, the field development plan prepared in accordance with the Block Z-1 License and (b) with respect to any other Petroleum Asset, the field development plan prepared in accordance with the License Contract relating to such Petroleum Asset.

“Field-Life NPV”

means, as at any date of determination, the present value at the Discount Rate of the projected Net Cash Flow in Dollars derived from the Proved Reserves of the Borrowing Base Assets, as certified in the most recent Reserve Certification and calculated using the Proved Reserves, the Agreed Oil Price and the other Base Case Assumptions, for the period commencing on the day following such determination date through the longest economic life of the Borrowing Base Assets as certified in such Reserve Certification.

“Final Discharge Date”	means the date on which:

(a) the Borrowers have no further actual or contingent obligation to make any payments to any of the Finance Parties under or pursuant to the terms of any Finance Document; and

(b) no Finance Party has any actual or contingent obligation under or pursuant to the terms of any Finance Document.

“Final Maturity Date”	means the earlier of (i) December 15, 2012 and (ii) the Reserve Tail Date.

“Finance Documents”	means:

(a) this Agreement and each Accession Agreement;

(b) each Facility Agreement;

(c) each Security Document;

(d) the Intercreditor Agreement;

(e) each Fee Letter; and

(f) each other document from time to time designated a “Finance Document” as agreed in writing between the Facility Agents and the Borrowers,

and “Finance Document” means any of them, as the context requires.

“Finance Parties”	means the Facility Agents, the Lenders, the Security Trustee and the Collateral Agent, and “Finance Party” means any of them, as the context requires.

“Financial Debt”	means any indebtedness of any Borrower for or in respect of:

(i) borrowed money;

(ii) the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by any Borrower;

(iii)                               the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of business to trade creditors within ninety (90) days of the date they are incurred and which are not overdue);

(iv)                              non-contingent obligations of any Borrower to reimburse any other person for amounts paid by that person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of any Borrower with respect to trade accounts incurred and payable in the ordinary course of business to trade creditors within 90 days of the date they are incurred and which are not overdue);

(v) the amount of any obligation in respect of any Financial Lease;

(vi)                              amounts raised under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Standards;

(vii) the amount of any Borrower’s obligations under

Derivative Transactions entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by the Borrower after marking the relevant derivative transactions to market);

(viii) any premium payable on a mandatory redemption or replacement of any of the foregoing items; and

(ix) the amount of any obligation in respect of any guarantee or indemnity given by any Borrower for any of the foregoing items incurred by any other person.

“Financial Lease”	means any lease or hire purchase contract which would, under the Accounting Standards, be treated as a finance or capital lease.

“Financial Model”

means the financial model, in form and substance satisfactory to the Facility Agents, prepared by the Borrowers for the purposes of the financial projections of the Borrowers and the Project and represented by material contained in or on computer discs and print outs as deposited with each of the Facility Agents (as amended or varied from time to time in accordance with the terms hereof).

“Financial Statements”

means the financial statements (including a balance sheet, income statement, changes in equity statement, cash flow statement, accounting policies and explanatory notes) prepared quarterly or annually (as the case may be) in accordance with the Accounting Standards and, in each case, delivered pursuant to this Agreement.

“Financial Year”

means the accounting year commencing each year on January 1 and ending on the following December 31, or such other period as the Borrowers may, with the prior written consent of the Facility Agents, from time to time designate as their accounting year.

“Flow Trust”	means the fideicomiso de flujos covering all of the revenues and cash balances of the Borrowers to be established with the Security Trustee for the benefit of the Lenders.

“FPSO”	means BPZ Exploración’s registered floating production, storage and off-loading tanker facility and its mooring system.

“Fraudulent Practice”	means any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial benefit or to avoid an obligation.

“GE Equipment and Services Sale Contract”	means the Contract for Sale of Equipment and Services to be entered into between Nueva Esperanza and the consortium of GE Packaged Power, Inc. and GE International Inc. Sucursal de Peru.

“IFC Facility”

means the revolving loan facility to be made available by IFC to the Borrowers in an aggregate amount not exceeding US $15,000,000 in accordance with the terms of, and subject to the conditions of, this Agreement and the IFC Loan Agreement.

“IFC Loans”	means the loans to be extended by IFC to the Borrowers under the IFC Facility in accordance with the terms of, and subject to the conditions of, this Agreement and the IFC Loan Agreement.

“IFC Loan Agreement”	means the Loan Agreement of even date herewith between the Borrowers and IFC.

“Import Duty Contract”

means the Contrato de Fideicomiso en Administracion y Garantia, dated August 31, 2007 among BPZ Exploración, La Fiduciaria S.A., as trustee, Secrex, as beneficiary and Luis Rafael Zoeger Nuñez, as depositary, as amended.

“Independent Engineer”	means Netherland, Sewell and Associates, Inc. or such other engineering consultant selected by the Facility Agents.

“Insurance Adviser”	means Progress Consultores de Seguros or such other insurance adviser selected by the Facility Agents.

“Insurances”

means all contracts and policies of insurance and reinsurance of any kind relating to the Borrowers taken out or, as the context requires, to be taken out from time to time and maintained in accordance with any Finance Document by or on behalf of the Borrowers, and “Insurance” means any of them, as the context requires.

“Intercreditor Agreement”	means the intercreditor agreement to be entered into by the Facility Agents and the Collateral Agent.

“Interest Cover”

means, for any Calculation Period, the Borrowers’ actual and/or projected EBITDAX for such Calculation Period, divided by the amount of all interest paid or payable in respect of any Financial Debt (excluding Permitted Partner Subordinated Loans) during such Calculation Period.

“Interest Payment Date”	means, in respect of any Loan, June 30 and December 31 in

each year.

“Law”

means any law (including statutory and common law), statute, constitution, decree, judgment, treaty, regulation, rule, by-law, order, other legislative measure, directive, requirement, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, local government, court or, statutory, regulatory or self-regulatory (or similar) body or authority.

“Lenders”

means (i) IFC, and (ii) the Additional Secured Facility Lenders, upon execution of the Additional Secured Facility Agreement and an Accession Agreement; and “Lender” means any of them, as the context requires.

“Liabilities”	means the aggregate of all obligations of each of the Borrowers to pay or repay money, including, without limitation:

(i) Financial Debt;

(ii)                                  the amount of all liabilities of the Borrowers (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables;

(iii) taxes (including deferred taxes);

(iv)                              trade accounts incurred and payable in the ordinary course of business to trade creditors (including letters of credit or similar instruments issued for the account of the Borrowers with respect to such trade accounts);

(v) accrued expenses, including wages and other amounts due to employees and other services providers;

(vi) the amount of all liabilities of the Borrowers howsoever arising to redeem any of their Participations; and

(vii)                           to the extent (if any) not included in the definition of Financial Debt, the amount of all liabilities of any person to the extent any Borrower guarantees them or otherwise obligates itself to pay them.

“License Contract”	means each license contract entered into by BPZ Exploración with Perupetro with respect to a Borrowing Base Asset pursuant to Peruvian Law No. 26221.

“Lien”

means any mortgage, pledge, encumbrance, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of Law.

“Life of Field Coverage Ratio” or “LOF”

means, as at any date of determination, the ratio obtained by dividing (i) the sum of (A) the present value at the Discount Rate of the projected Net Cash Flow in Dollars derived from the Proved Reserves of the Borrowing Base Assets, as certified in the most recent Reserve Certification and calculated using the Proved Reserves, the Agreed Oil Price and the other Base Case Assumptions, for the period commencing on the day following such determination date through the longest economic life of the Borrowing Base Assets as certified in such Reserve Certification, less (B) the Corporate G&A Adjustments by (ii) the outstanding Net Financial Debt of the Borrowers.

“Life of Loan Coverage Ratio” or “LOL”

means, as at any date of determination, the ratio obtained by dividing (i) the sum of (A) the present value at the Discount Rate of the projected Net Cash Flow in Dollars derived from the Proved Reserves of the Borrowing Base Assets, as certified in the most recent Reserve Certification and calculated using the Proved Reserves, the Agreed Oil Price and the other Base Case Assumptions, for the period commencing on the day following such determination date up to and including the Final Maturity Date, less (B) the Corporate G&A Adjustment by (ii) the outstanding Net Financial Debt of the Borrowers.

“Loan-Life NPV”

means, as at any date of determination, the present value at the Discount Rate of the projected Net Cash Flow in Dollars derived from the Proved Reserves of the Borrowing Base Assets, as certified in the most recent Reserve Certification and calculated using the Proved Reserves, the Agreed Oil Price and the other Base Case Assumptions, for the period commencing on the day following such determination date up to and including the Final Maturity Date.

“Loans”	means the IFC Loans and the Additional Secured Facility Loans, and “Loan” means any of them, as the context requires.

“Material Adverse Effect”	means a material adverse effect on:

(i) the Borrowers, their assets or properties, taken as a

whole;

(ii) the Borrowers’ business, results of operations or financial condition, taken as a whole;

(iii) the implementation of the Project or the carrying on of the Borrowers’ operations; or

(iv) the ability of the Borrowers to comply with their obligations under this Agreement or any other Transaction Document.

“Maximum Available Amount”

means, as of any date of determination, an amount (expressed in Dollars) equal to the lesser of: (i) the Borrowing Base Amount less outstanding Financial Debt of the Borrowers (excluding Permitted Partner Subordinated Loans), and (ii) the aggregate Maximum Facility Amounts less outstanding Loans.

“Maximum Facility Amount”	means, with respect to any Facility as of any date of determination, the maximum available amount of such Facility at such date as set forth in Schedule 1.

“Minimum Levels”	means, at any date, 2.5 with respect to Interest Cover, 1.8 with respect to the LOL and 2.0 with respect to the LOF.

“Net Cash Flow” or “NCF”

means, for any period, the sum, on a consolidated basis, of (i) all proceeds received or projected to be received from the sale of the Borrowers’ share (other than solely in the capacity as operator) of oil production from the Borrowing Base Assets, minus (ii) the Borrowers’ share of operating costs, transportation costs, cash contributions as required under the Block Z-1 License and any other License Contract, taxes, royalties, capital expenditures and expenses in respect of Financial Debt (whether interest or other fees and charges) paid or payable during the same period.

“Net Financial Debt”

means, as of any date of determination, the sum, on a consolidated basis, of (i) outstanding Financial Debt (excluding Permitted Partner Subordinated Loans) of the Borrowers and all amounts then owing in respect of such Financial Debt of the Borrowers (including overdue interest thereon), less (ii) Cash Balances, plus (iii) the net proceeds of Loans received or projected to be received (less Loans repaid or projected to be repaid) by the Borrowers included in the calculation of Net Cash Flow at such date of determination.

“Nueva Esperanza”	means Empresa Eléctrica Nueva Esperanza S.R.L., a company

incorporated under the laws of Peru.

“Nuevos Soles” or “S”	means the lawful currency of Peru.

“Obstructive Practice”

means:  (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a Corrupt Practice, Fraudulent Practice, Coercive Practice or Collusive Practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) acts intended to materially impede the exercise of IFC’s access to contractually required information in connection with a World Bank Group investigation into allegations of a Corrupt Practice, Fraudulent Practice, Coercive Practice or Collusive Practice.

“Official”	means any officer of a political party or candidate for political office in any country of a Borrower or any officer or employee:

(a) of the government of any such country (including any legislative, judicial, executive or administrative department, agency or instrumentality thereof); or

(b)                                 of a public international organization.

“Offtake Agreements”

means all current and future contracts with respect to the Corvina Field and any other Borrowing Base Assets between BPZ Exploración and an Offtaker.  For the avoidance of doubt, the definition of Offtake Agreements shall not include the Permitted License Transfers.

“Offtaker”	means Petroperu or any other offtaker, under any current or future contracts with respect to the Corvina Field and any other Borrowing Base Assets, acceptable to each Facility Agent.

“Participations”	means all the quotas (participaciones) in each of the Borrowers from time to time.

“Participations Pledge”	means the garantía mobiliaria covering 100% of the Participations granted in favor of the Collateral Agent for the benefit of the Lenders.

“Partners’ Equity”	means, with respect to any Borrower, the aggregate of: (i) the amount paid up on the equity capital of such

Borrower; and

(ii)                                  the amount standing to the credit of the reserves of such Borrower (including, without limitation, any participation premium account, capital redemption reserve funds and any credit balance on the accumulated profit and loss account);

after deducting from that aggregate (A) any debit balance on the profit and loss account or impairment of the issued equity capital of such Borrower (except to the extent that deduction with respect to that debit balance or impairment has already been made), (B) amounts set aside for dividends or taxation (including deferred taxation), and (C) amounts attributable to capitalized items such as goodwill, trademarks, deferred charges, licenses, patents and other intangible assets.

“Performance Standards”	means IFC’s Performance Standards on Social & Environmental Sustainability, dated April 30, 2006, copies of which have been delivered to and receipt of which has been acknowledged by the Borrowers.

“Permitted Additional Unsecured Indebtedness”

means unsecured Financial Debt of one or both of the Borrowers which, after giving effect to the utilization in full of the Loans and the incurrence of such Financial Debt, would result in the LOF, LOL and Interest Cover being no less than the Minimum Levels and the Debt to Equity Ratio being no greater than 65:35.

“Permitted Financial Debt”	means Financial Debt of the Borrowers with respect to:

(a) the IFC Loans;

(b) the Additional Secured Facility Loans;

(c) Permitted Partner Subordinated Loans;

(d) Permitted Additional Unsecured Indebtedness; and

(e) Permitted Performance Bonds.

“Permitted Import Duty Liens”

means Liens in favor or for the benefit of Secrex created under the Import Duty Contract or otherwise securing the import duties referred to in the Import Duty Contract in an aggregate amount not exceeding $3,950,000 until such time as such import duties are paid in full to the relevant Peruvian customs Authority or such import duties are no longer due and payable to the relevant Peruvian customs Authority.

“Permitted License Transfers”	means any transfer to Affiliates of BPZ Exploración of license agreements for Blocks XIX, XXII, and XXIII that are not Borrowing Base Assets.

“Permitted Liens”	means:

(a) the Security;

(b) Liens on equipment in favor of the sellers of such equipment to the Borrowers with an aggregate purchase price not exceeding the equivalent of ten million Dollars (US$10,000,000);

(c)                                  any Lien arising from any tax, assessment or other governmental charge or other Lien arising by operation of law, in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as:

(i)                         those proceedings do not involve any substantial danger of the sale, forfeiture or loss of any part of the Project, title thereto or any interest therein, nor interfere in any material respect with the use or disposition thereof or the implementation of the Project or the carrying on of the business of the Borrowers; and

(ii) the Borrowers have set aside adequate reserves sufficient to promptly pay in full any amounts that the Borrowers may be ordered to pay on final determination of any such proceedings;

(d) the Permitted Import Duty Liens; and

(e) Liens consisting of cash collateral securing Permitted Performance Bonds;

and “Permitted Lien” means any of them, as the context requires.

“Permitted Nueva Esperanza Credit Support”	has the meaning set forth in Section 2.1.

“Permitted Partner Subordinated Loans”	means unsecured loans made available by BPZ Resources or any of its Affiliates to one or both of the Borrowers prior to or during the term of this Agreement, subordinated in right of payment and upon liquidation to the Loans pursuant to the Subordination Agreement, with permitted gross payments thereunder (including any deduction or withholding in respect thereof and any other charges or expenses relating thereto) not exceeding (a) US$6,000,000 in any semi-annual period and (b) US$12,000,000 in any Financial Year, payable at such time as permitted under the Subordination Agreement.

“Permitted Performance Bonds”

means performance bonds, surety bonds or letters of credit in an aggregate principal amount not exceeding US$10,000,000 issued in the ordinary course of business on the Borrowers’ behalf to secure the performance of obligations under a License Contract, other Project Document or other obligation incurred in the ordinary course of the Borrowers’ operations.

“Person”

means any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing, and references to a “Person” include its successors and permitted assigns.

“Peru”	means the Republic of Peru.

“Perupetro”	means Perupetro S.A., a private law state company established under the Peruvian Organic Law for Hydrocarbons No. 26221 (1993).

“Petroleum Asset”

means any exploitation area in Peru containing hydrocarbon accumulations with respect to which BPZ Exploración has entered into a License Contract with Perupetro ((x) only to the extent of its rights and interest thereunder and (y) only to the extent its rights and interest therein have not been transferred pursuant to the Permitted License Transfers), approved by a Supreme Decree of the Government of Peru, for the exploration and exploitation of hydrocarbons.

“Petroperu”	Petróleos del Perú - Petroperu S.A.

“Potential Event of Default”	means any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default.

“Project”	has the meaning set forth in Section 2.1 (The Project).

“Project Documents”	means:

(a) the Block Z-1 License;

(b) with respect to Petroleum Assets that have been designated as Borrowing Base Assets, each License Contract relating thereto;

(c) each Offtake Agreement;

(d) Bareboat Charter, dated June 13, 2007, between SurPacifiCo, L.L.C. and BPZ Exploración;

(e) Drilling Contract, dated December 24, 2005, between BPZ Exploración and Petrex S.A.;

(f) Drilling Contract, dated May 19, 2008, between BPZ Exploración and Petrex S.A.;

(g) Master Service Agreement, dated January 1, 2008, between Tecnomarine S.A.C. and BPZ Exploración;

(h) Time Charter Agreement, dated January 1, 2008, between Tecnomarine S.A.C. and BPZ Exploración;

(i) Vessel Operation Agreement, dated January 1, 2008, between Tecnomarine S.A.C. and BPZ Exploración;

(j) Master Service Agreement, dated January 1, 2008, between Alpha Marine S.A.C. and BPZ Exploración;

(k) Vessel Operation Agreement, dated January 1, 2008, between Alpha Marine S.A.C. and BPZ Exploración;

(l) Oil Well Test and Oil Operation Agreement, dated August 28, 2007, between Sertecpet S.A. and BPZ Exploración; and

(m) each other document from time to time designated a “Project Document” as agreed in writing between the Facility Agents and the Borrowers,

and “Project Document” means any of them, as the context requires.

“Proved Developed Reserves”	means, as of any date of determination, Proved Reserves that are expected to be recovered from existing wells and installed facilities.

“Proved Reserves”	means, as of any date of determination with respect to Borrowing Base Assets, the estimated quantities of hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved Reserves are limited to those quantities of hydrocarbons which can be estimated, with reasonable certainty, to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods (taking into account applicable Laws to which BPZ Exploración is subject).

“Reduction Date”	means each Interest Payment Date, commencing with the Interest Payment Date falling on December 31, 2010.

“Reserve Certification”

means the certification of any or all of the Proved Reserves and Proved Developed Reserves prepared from time to time by the Independent Engineer in accordance with the Guidelines of the Society of Petroleum Engineers (SPE), including projected capital expenditures, operating expenses, annual production profiles and the economic life of the Borrowing Base Assets.

“Reserve Tail Date”

means, as of any date of determination and based on the then most recent Reserve Certification, the latest Interest Payment Date following which at least twenty-five percent (25%) of Proved Reserves are expected to be produced.

“Revenue Account”

means the bank account entitled “collection account” (cuentas de recaudación)(or as it is otherwise entitled in the agreement creating the Flow Trust) established with the Security Trustee in the name of the trust created under the Flow Trust.

“Rollover Loan”

means a Loan under a Facility:

(i)                                     made or to be made on an Interest Payment Date;

(ii)                                  the aggregate amount of which is equal to all maturing Loans (or, if the Borrowers intend to repay a portion of such maturing Loans, the unpaid portion of such Loans) under such Facility on such Interest Payment Date, but in no event greater than the Maximum Facility Amount for such Facility; and

(iii)                               the proceeds of which are applied to refinance the maturing Loans under such Facility on such Interest Payment Date.

“Rollover Request”	has the meaning set forth in Section 3.3.

“Sanctionable Practice”

means any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined herein and interpreted in accordance with the Anti-Corruption Guidelines attached to this Agreement as Schedule 2.

“S&EA”	means the social and environmental assessment, dated April 2008, prepared by the Borrowers in accordance with the Performance Standards.

“S&E Management System”	means the Borrowers’ social and environmental management system enabling it to identify, assess and manage Project risks on an ongoing basis.

“Secrex”	means Secrex Compañia de Seguros de Crédito y Garantia.

“Security”	means the security created or agreed to be created by or pursuant to the Security Documents to secure all amounts owing by the Borrowers to the Finance Parties under the Finance Documents.

“Security Documents”	means the documents providing for the Security consisting of:

(a) the Participations Pledge;

(b) the Flow Trust;

(c) the Subordination Agreement;

(d) the Collateral Agency Agreement; and

(e)                                  each other document from time to time designated a “Security Document” as agreed in writing between the Facility Agents and the Borrowers,

and “Security Document” means any one of them, as the context requires.

“Security Trustee”	means a financial or fiduciary institution, organized and existing under the laws of Peru, reasonably acceptable to each Facility Agent.

“Shell Farm-Out Agreement”

means the farm-out agreement contemplated by, and consistent with the terms set forth in, the Memorandum of Understanding dated June 25, 2008 between Shell Exploration Company (West) B.V. and BPZ Exploración.

“Subordination Agreement”

means the Subordination and Pledge Agreement to be entered into by BPZ Energy Inc. and any Affiliate thereof providing a Permitted Partner Subordinated Loan in form and substance satisfactory to the Facility Agents.

“Subsidiary”

means, with respect to any entity, any other entity over fifty percent (50%) of whose capital is owned, directly or indirectly, by such entity or which is otherwise effectively controlled by such entity.

“Transaction Documents”	means:

(a) each Finance Document; and

(b) each Project Document,

and “Transaction Document” means any of them, as the context requires.

“Voting Rights”

means, with respect to any person, the rights, directly or indirectly, held by such person to vote on or cause the direction of the management and policies of each Borrower in ordinary and extraordinary matters (to the extent that it has such rights regarding extraordinary matters on the date of this Agreement) through the ownership of voting securities or the exercise of the rights of the managing member of such person (or of the managing member of any other person Controlling directly or indirectly such person).

“World Bank”	means the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries.

1.3                                 Interpretation

In this Agreement:

(a)                                  unless the context otherwise requires, words denoting the singular include the plural and vice versa;

(b)                                 a reference to a specified Article, Section, Schedule or Exhibit shall be construed as a reference to that specified Article or Section of, or Schedule or Exhibit to, this Agreement;

(c)                                  a reference to an agreement shall be construed as a reference to such agreement as it may be amended, varied, supplemented, novated or assigned from time to time but disregarding any amendment, variation, supplement, novation or assignment made in breach of this Agreement;

(d)                                 a reference to any party to any document includes that party’s successors and permitted assigns;

(e)                                  the headings and the Table of Contents are inserted for convenience of reference only and shall not affect the interpretation of this Agreement;

(f)                                    “include”, “includes” and “including” shall be respectively construed as “include without limitation”, “includes without limitation” and “including without limitation”, and all derivative terms shall be construed accordingly;

(g)                                 when an Interest Payment Date (or other date for payment) is not a Business Day, such Interest Payment Date (or other date) shall be automatically changed to the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

2.                                      THE PROJECT

2.1                                 The Project

The project consists of the ongoing development and operation of the Corvina Field in Block Z-1 and additional Petroleum Assets (the “Project”), including related capital expenditures, working capital requirements and debt repayment requirements relating thereto.  In addition, although the Nueva Esperanza gas to power project is excluded from the definition of “Project”, the Borrowers may provide credit support, whether through loans, guarantees or other extension of credit, for the benefit of their affiliated company, Nueva Esperanza, in an amount not exceeding US$90,000,000, with the initial payment of interest to be deferred until January 1, 2009 and otherwise on Approved Terms and Conditions, pursuant to documentation reasonably satisfactory to the Facility Agents (“Permitted Nueva Esperanza Credit Support”).

2.2                                 Facilities

(a)                                  Subject to the terms and conditions of this Agreement and the Facility Agreements:

(i)                                     IFC shall make available to the Borrowers the IFC Facility; and

(ii)                                  upon execution of an Accession Agreement, the Additional Secured Facility Lenders shall make available to the Borrowers the Additional Secured Facility.

(b)                                 The obligations of each Finance Party under the Finance Documents are several.  Failure of a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(c)                                  No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to the Finance Documents.

(d)                                 Notwithstanding any other provision of this Agreement or the Facility Agreements, no Lender shall be obligated to make available any Loan at any time after the expiration of the Availability Period under the relevant Facility Agreement or, if earlier, the date on which such Lender ceases to have any commitment to make available Loans under the relevant Facility Agreement.

2.3                                 Borrowers’ Obligations Joint and Several

The Borrowers’ obligations under the Finance Documents are joint and several.

3.                                      LOANS

3.1                                 Disbursements

(a)                                  Subject to Section 4 (Conditions Precedent) and paragraph (b) below of this Section 3.1, the Loans shall be disbursed by each of the Lenders in accordance with, and subject to, the Facility Agreement under which any such Loan is disbursed; provided that in no event shall the Borrowers at any time request Disbursements of Loans in an aggregate amount exceeding the Maximum Available Amount.

(b)                                 No Lender shall be responsible to the Borrowers for any failure by any other Lender to make a Disbursement.

3.2                                 Repayment

Subject to Section 1.3(g), the Borrowers shall repay each Loan in full on the Interest Payment Date immediately following the date of Disbursement of such Loan.

3.3                                 Rollover Loans

Subject to the terms and conditions of this Agreement and the relevant Facility Agreement, on each Interest Payment Date, the Borrowers shall be conclusively deemed to have delivered to each Facility Agent, respectively, a duly completed request for Disbursement of a Rollover Loan (each, a “Rollover Request”) under the relevant Facility in an aggregate amount equal to the outstanding Loans under such Facility, unless (i) not later than ten (10) Business Days prior to such Interest Payment Date, the Borrowers have notified IFC and the Facility Agents in writing that the Borrowers will repay all or a portion of the Loans maturing on such Interest Payment Date or (ii) an Event of Default or Potential Event of Default has occurred and is continuing.  Notwithstanding the foregoing, each Rollover Request shall be automatically adjusted such that (i) the Rollover Loans requested thereunder do not exceed the Maximum Available Amount and (ii) with respect to each Facility, the Rollover Loans requested thereunder do not exceed the Maximum Facility Amount for such Facility.

3.4                                 Reduction

On each Reduction Date, the Borrowers shall repay all or a portion of the outstanding Loans under each Facility in an amount sufficient to ensure that at all times the aggregate outstanding amount of Loans under such Facility does not exceed the Maximum Facility Amount for such Facility.

3.5                                 Mandatory Prepayments for Illegality; Insurance Events

The Borrowers shall prepay all or a portion of the outstanding Loans with respect to the relevant Facility or Facilities (as the case may be):

(a)                                  in accordance with the relevant Facility Agreement if it becomes unlawful for a Lender (or a participant in a Loan) to continue to maintain or fund any Loan (or participation therein); and

(b)                                 in accordance with Section 6.11(c) (Insurance),

in each case, whereupon all undisbursed portions of such Facility or Facilities (as the case may be) shall be immediately cancelled.

3.6                                 Mandatory Prepayments to Achieve Minimum Levels

If at any time any of the LOF, the LOL or Interest Cover is less than the Minimum Level therefor, the Borrowers shall prepay all or such portion of all outstanding Loans, pro rata among all Facilities, in an amount sufficient to ensure that each of the LOF, the LOL and Interest Cover are equal to or greater than the Minimum Level therefor.  Such prepayment shall be made within thirty (30) days after the date such non-compliance with the relevant Minimum Level(s) is first determined.

3.7                                 Voluntary Prepayments

The Borrowers shall have the right to voluntarily prepay all or part of the principal amount of any Loan then outstanding in accordance with, and subject to, the terms of the Facility Agreement under which such Loan was made.

3.8                                 General Prepayment Terms

(a)                                  All mandatory or voluntary prepayments (including pursuant to Section 3.4 (Reduction), Section 3.5 (Mandatory Prepayments for Illegality; Insurance Events), Section 3.6 (Mandatory Prepayments to Achieve Minimum Levels) and Section 3.7 (Voluntary Prepayments)) with respect to any Facility shall be made together with payment of (i) any premium required under the Facility Agreement for such Facility, (ii) all accrued interest on the principal amount of the Loans to be prepaid, and (iii) all costs and expenses, losses and all other amounts then due and payable under this Agreement and the relevant Facility Agreement.

(b)                                 Any amounts of the Loans with respect to any Facility mandatorily prepaid by the Borrowers (including pursuant to Section 3.4 (Reduction), Section 3.5 (Mandatory Prepayments for Illegality; Insurance Events) or Section 3.6 (Mandatory Prepayments to Achieve Minimum Levels) other than with respect to Interest Cover) may not be reborrowed.

(c)                                  In the event the Borrowers make a voluntary prepayment of any Loans under a Facility (including pursuant to Section 3.7 (Voluntary Prepayments)), the Borrowers shall, at the same time, make a corresponding prepayment under each other Facility, so that the same proportion of the Loans under each Facility is prepaid, unless such corresponding prepayment is waived in accordance with the terms of the Facility Agreement for such other Facility.

3.9                                 Cancellation by Borrowers

(a)                                  The Borrowers shall have the right to cancel all or part of any undisbursed portion of each Facility in accordance with, and subject to, the terms of the Facility Agreement relating to such Facility.

(b)                                 To the extent the Borrowers cancel all or part of any undisbursed portion of any Facility, the Borrowers shall, at the same time, make a corresponding cancellation of all or part (as the case may be) of the undisbursed portion of each other Facility, so that the same proportion of the undisbursed portion of each Facility is cancelled, unless such corresponding cancellation is waived in accordance with the terms of the Facility Agreement for any such other Facility.

(c)                                  If the Borrowers cancel the undisbursed portion of any Facility in part, the cancelled portion of such Facility shall be allocated to reduce the Maximum Facility Amount of such Facility pro rata across the periods set forth in Schedule 1.

4.                                      CONDITIONS PRECEDENT

4.1                                 First Disbursement under each Facility

The obligation of each Lender to make the first Disbursement under such Lender’s Facility shall be subject to the prior fulfilment (in each case, in form and substance satisfactory to the relevant Facility Agent), or the prior waiver in whole or in part by the relevant Facility Agent, as the case may be, of the following conditions precedent:

(a)                                  Finance Documents

(i)                                     The relevant Facility Agent shall have received originals of each of the Finance Documents, duly executed by each Person expressed to be party thereto.

(ii)                                  Each of the Finance Documents shall have become (and remain as at the date proposed as the date of first Disbursement under such Facility) fully and unconditionally effective in accordance with its respective terms.

(b)                                 Project Documents

(i)                                     The relevant Facility Agent shall have received originals or Certified Copies of each Project Document, duly executed by each Person expressed to be party thereto.

(ii)                                  Each of the Project Documents shall have become (and remain as at the date proposed as the date of first Disbursement under such Facility) fully and unconditionally effective in accordance with its respective terms.

(c)                                  Security

The Security shall have been:

(i)  validly created and perfected as first-ranking Liens, and

(ii) the relevant Facility Agent shall have received duly executed originals of each of the Security Documents, together with any document, recording, filing, notification, registration, notarization or other evidence required for the creation, validity, perfection or priority of the Liens as first-ranking Liens in favor of the Lenders in or under such Security Documents;

provided, that, with respect to the first Disbursement of the IFC Loans, (i) the Liens created under the Flow Trust and the Participations Pledge shall not be required to have been perfected so long as the relevant filings for registration and perfection of such Liens shall have been made with the Movable Registry of Contracts (Registro Mobiliario de Contratos) in Peru and (ii) with respect to the Flow Trust, the Borrowers’ revenues shall continue to be paid to the trust established under the Import Duty Contract until the proceeds of the first Disbursement of the IFC Loans have been applied in accordance with Section 4.4(f)(i)(z) and Petroperu has been notified to commence payments to the Flow Trust in accordance with Section 6.12.

(d)                                 Charters

The relevant Facility Agent shall have received a true, complete and up to date Certified Copy of the Charter of each Borrower.

(e)                                  Participation Registers

The relevant Facility Agent shall have received a Certified Copy of the registration entry in the public registry of each Borrower showing all current holders of Participations of such Borrower and the respective ownership interest in such Borrower.

(f)                                    Corporate Authorizations

The relevant Facility Agent shall have received Certified Copies of all corporate (including, if required, partner) Authorizations and other approvals necessary for the due execution, delivery and performance of the Finance Documents and for the transactions contemplated thereby, and any other documents in implementation thereof, by each Borrower (together with the Authorizations of the Persons signing the Finance Documents for and on behalf of each Borrower).

(g)                                 Certificate of Incumbency and Authority

The relevant Facility Agent shall have received a Certificate of Incumbency and Authority of each Borrower.

(h)                                 Governmental and Other Approvals

The Borrowers have provided to the relevant Facility Agent, Certified Copies of all Authorizations listed in Section 1 (Authorizations Already Obtained) and Section 2 (Authorizations to be Obtained Prior to First Disbursement) of Schedule 3 (Authorizations), together with all other Authorizations not listed in those Sections that may become necessary for (i) each Loan (including the borrowing by the Borrowers under this Agreement and the Facility Agreements); (ii) the business of the Borrowers as presently carried on and as contemplated to be carried on; (iii) the Project; (iv) the due execution, delivery, validity and enforceability of, and performance by each Borrower of its obligations under this Agreement and each other Transaction Document to which it is a party, and any other documents necessary or desirable to the implementation of any of those agreements or documents; and (v) the remittance to any Finance Party (or its assigns) of all monies payable or owing to such Finance Party (or its assigns) under any Finance Document in the currencies specified in such Finance Document; and all those Authorizations are in full force and effect.

(i)                                     Insurance

The relevant Facility Agent shall have received:

(i)                                     copies of all insurance policies with respect to the Insurances, including the Insurances required to be obtained pursuant to Section 6.12 (Insurance) and Schedule 4 (Insurance) and a certification of the relevant insurers or insurance agents confirming that those policies are in full force and effect and all premiums then due and payable under those policies have been paid; and

(ii)                                  an insurance report from the Insurance Advisor confirming the adequacy of the Insurances for the Project and for the Borrowers’ business.

(j)                                     Accounting Systems and Auditors

The relevant Facility Agent shall have received:

(i)                                     from the chief financial officer of each Borrower (which shall be an Authorized Representative) a certificate certifying that, as at a date not earlier than sixty (60) days prior to the date of first Disbursement under such Facility, such Borrower is in compliance with the provisions of Section 6.5(a) (Accounting);

(ii)                                  evidence in writing that the Auditors have been appointed and that such appointment remains in full force and effect; and

(iii)                               a Certified Copy of a letter to the Auditors from the Borrowers substantially in the form of Exhibit C (Form of Letter to Auditors), such letter not to have been rescinded.

(k)                                  Legal Opinions

The relevant Facility Agent shall have received the following legal opinions, duly executed and issued, regarding inter alia, due authorization, execution and delivery of the Finance Documents and the Block Z-1 License by each Borrower and any other Person which is party to any such document (other than a Finance Party) and the enforceability of each Finance Document and the Block Z-1 License, together with such other matters incidental to the transactions contemplated thereby as the relevant Facility Agent may reasonably request:

(i)                                     the opinion of Rodrigo, Elías & Medrano Abogados, Peruvian counsel to the Borrowers;

(ii)                                  the opinion of Estudio Aurelio García Sayán Abogados, Peruvian counsel to the Lenders;

(iii)                               the opinion of Dewey & LeBeouf LLP, special New York and Texas counsel to the Borrowers and BPZ Energy Inc.;

(iv)                              the opinion of White & Case LLP, special New York counsel to the Lenders; and

(v)                                 such other opinions relating to the Transaction Documents and the transactions contemplated thereby as the relevant Facility Agent may reasonably request.

(l)                                     Financial Statements

The relevant Facility Agent shall have received:

(i)                                     Certified Copies of the annual audited Financial Statements of each Borrower and BPZ Resources for its most recent Financial Year; and

(ii)                                  Certified Copies of the most recently delivered quarterly Financial Statements of each Borrower and BPZ Resources,

in each case, prepared in accordance with the Accounting Standards.

(m)                               Project Accounts

The Security Trustee shall have confirmed in writing to the relevant Facility Agent that the Revenue Account required to be maintained at the Security Trustee pursuant to the Finance Documents has been opened.

(n)                                 Financial Model

The relevant Facility Agent shall have received the Financial Model, the Base Case Assumptions and the Base Case.

(o)                                 Fees and Expenses

(i)                                     The Borrowers shall have paid to (or reimbursed, as the case may be) the Finance Parties all amounts (including any fees, costs and expenses) then due and payable to the Finance Parties under any Finance Document (including, for the avoidance of doubt, any Fee Letter), and such payments shall not have been rescinded.

(ii)                                  Without limiting paragraph (i) above, the Finance Parties shall have been reimbursed (in full) for all invoiced fees and expenses of their counsel in accordance with Section 6.15 (Costs and Expenses) or confirmation by that counsel that the Borrowers have directly paid those fees and expenses.

(p)                                 Appointment of Agent

The Borrowers shall have delivered to the relevant Facility Agent evidence, substantially in the form of Exhibit D (Form of Appointment of Service of Process Letter), of appointment of an agent for service of process pursuant to Section 9.7(e) (Jurisdiction and Enforcement).

(q)                                 Environmental Matters

The Borrowers have completed an S&EA and delivered to IFC the Action Plan, each in form and substance acceptable to IFC, (ii) the Borrowers and IFC have agreed on the form of Annual Monitoring Report, and (iii) the Borrowers are

implementing the S&E Management System diligently and in accordance with the timetable described in the Action Plan and in a manner consistent with the Performance Standards.

(r)                                    Conditions in Facility Agreements

All conditions precedent to first Disbursement in the relevant Facility Agreement (except for the conditions precedent set forth in this Agreement which are incorporated into such Facility Agreement) have been fulfilled (or else waived by the relevant person in whole or in part) in accordance with the terms of such Facility Agreement.

4.2                                 Special Conditions for First Disbursement under IFC Facility

The obligation of IFC to make the first Disbursement under the IFC Facility shall be subject to the prior fulfillment (in each case, in form and substance satisfactory to IFC), or the prior waiver in whole or in part by IFC, of the following additional conditions precedent:

(a)                                  IFC shall have received confirmation from Bureau Veritas (or another independent party satisfactory to IFC) that the FPSO has been commissioned and has been operating normally at the CX11 platform in the Corvina field for a period of thirty (30) days.

(b)                                 IFC shall have received from Bureau Veritas an independent risk assessment satisfactory to IFC covering the FPSO production chain from wellhead to refinery (the “Bureau Veritas Risk Assessment”).

(c)                                  IFC shall have received (i) a copy of a Reserve Certification dated no later than seven months prior to such first Disbursement and (ii) reasonably satisfactory evidence of implementation of a plan to avoid flaring of gas associated with oil production.

(d)                                 IFC shall have received evidence that: (i) whether pursuant to an amendment to the Import Duty Contract or otherwise, upon application of the proceeds of the first Disbursement of the IFC Loans to establish cash collateral in full for the  obligations secured under the Import Duty Contract, all revenues of the Borrowers shall be paid to the Flow Trust, whether or not the Import Duty Contract is terminated, (ii) irrevocable instructions have been issued and delivered by the Borrowers to the bank receiving the proceeds of the first Disbursement of the IFC Loans (or by La Fiduciaria S.A. if such first Disbursement is made to an account under the Import Duty Contract) that such proceeds shall be applied to establish cash collateral in full for the obligations secured under the Import Duty Contract and (iii) the Borrowers have made arrangements to instruct Petroperu to pay all amounts payable to the Borrowers to the Flow Trust upon the application of the proceeds of the first Disbursement of the IFC Loans in accordance with clause (ii) above.

(e)                                  IFC shall have received the report, reasonably satisfactory to IFC, on the Supe accident, including lessons learned therefrom and follow-up actions defined as a result thereof.

(f)                                    IFC shall have received the report, reasonably satisfactory to IFC, summarizing strengthening of each Borrower’s capacities and organization.

4.3                                 Special Conditions for First Disbursement under Additional Secured Facility

The obligation of the Additional Secured Facility Lenders to make the first Disbursement under the Additional Secured Facility shall be subject to the prior fulfillment (in each case, in form and substance satisfactory to the Facility Agent for the Additional Secured Facility), or the prior waiver in whole or in part by such Facility Agent, of the following additional conditions precedent:

(a)                                  The Facility Agent for the Additional Secured Facility shall have received evidence that (i) the Borrowing Base Amount is equal to or greater than the amount to be agreed with such Facility Agent and (ii) all conditions in Section 4.2 have been fulfilled.

(b)                                 The Facility Agent for the Additional Secured Facility shall have received (i) a copy of a Reserve Certification dated no later than seven months prior to such first Disbursement and (ii) satisfactory evidence of implementation of a plan to avoid flaring of gas associated with oil production.

(c)                                  The Facility Agent for the Additional Secured Facility shall have received evidence that an updated Field Development Plan for the Corvina Field has been submitted to Perupetro.

(d)                                 The Facility Agent for the Additional Secured Facility shall have received evidence that the oil production environmental impact assessment for the Corvina Field has been approved the Peruvian Ministry of Energy and Mining’s Environmental Directorate.

(e)                                  The Facility Agent for the Additional Secured Facility shall have received evidence that (i) commercial production has commenced in the Corvina Field under the Block Z-1 License, and (ii) BPZ Exploración has retained its exploration rights under the Block Z-1 License with respect to all other Petroleum Assets in Block Z-1.

(f)                                    The Facility Agent for the Additional Secured Facility shall have received a copy of the Bureau Veritas Risk Assessment.

(g)                                 The Facility Agent for the Additional Secured Facility shall have received an audit report, in form and substance satisfactory to the Facility Agent, prepared by Ernst and Young, certifying the fiscal and accounting assumptions utilized in the Financial Model and the internal consistency of the Financial Model.

(h)                                 The Facility Agent for the Additional Secured Facility shall have received evidence that all revenues of the Borrowers are being paid to the Flow Trust and that any amendment to or termination of the Import Duty Contract has been  recorded in the Movable Registry of Contracts (Registro Mobiliario de Contratos) in Peru.

4.4                                 All Disbursements under the Facilities

The obligation of each Lender to make any Disbursement of any Loan shall also be subject to the prior fulfilment and delivery (in each case, in form and substance satisfactory to the relevant Facility Agent), or the prior waiver in whole or in part by the relevant Facility Agent, of the following conditions (on the date of the Disbursement Application with respect to such Disbursement and on the date of such Disbursement):

(a)                                  Disbursement Application

The relevant Facility Agent shall have received a duly executed original copy of the Disbursement Application with respect to such Disbursement from the Borrowers at least ten (10) Business Days prior to the requested date of such Disbursement.

(b)                                 Continuing Validity of Documents

All agreements and instruments delivered to the relevant Facility Agent pursuant to paragraphs (a) (Finance Documents), (b) (Project Documents) and (c) (Security) of Section 4.1 (First Disbursement under the Facilities), together with any further documents which have since the date of this Agreement been designated a “Project Document” or “Finance Document” shall be in full force and effect.

(c)                                  Representations and Warranties

The representations and warranties made or confirmed by each of the Borrowers under each Finance Document to which it is a party shall be true and correct in all material respects on and as of the date of each Disbursement and Disbursement Application with the same effect as though such representations and warranties had been made on and as of such dates, except that in the event any such representation or warranty has been expressly made only as of an earlier date, such representation and warranty shall be true and correct in all material respects as of such earlier date.

(d)                                 No Default

No Event of Default or Potential Event of Default shall have occurred and be continuing.

(e)                                  No Material Adverse Effect

Notwithstanding any other provision in this Agreement, since the date of this Agreement, nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect.

(f)                                    Use of Proceeds

(i)                                     The proceeds of the Disbursement are, at the date of the Disbursement Application with respect to such Disbursement, needed by the Borrowers for the purpose of (x) the Project, or will be needed for such purpose within three (3) months of such date, (y) Permitted Nueva Esperanza Credit Support or (z) with respect to the first Disbursement of the IFC Loans, establishing cash collateral in full for BPZ Exploración’s obligations secured under the Import Duty Contract.

(ii)                                  With respect to any Disbursement under the IFC Facility, the proceeds of that Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country which is not a member of the World Bank or for goods produced in or services supplied from any such country.

(g)                                 Suspension or Cancellation of Commitments

No Lender shall have suspended or cancelled its commitment to make Loans under its Facility Agreement to the extent permitted to do so pursuant to the express terms thereof.

(h)                                 Additional conditions under the Loan Agreements

All conditions applying to such Disbursement under the relevant Facility Agreement shall have been satisfied (or waived, as the case may be) by the relevant Facility Agent.

4.5                                 Conditions for Benefit of Each Lender / Independent Drawings

Notwithstanding anything to the contrary in this Agreement or any other Finance Document, the conditions in Sections 4.1 (First Disbursement under the Facilities) and Section 4.2 (All Disbursements under the Facilities) are for the benefit of each of the Lenders and with respect to any Disbursement under a Facility by a Lender, the conditions of disbursement may only be waived by such Lender or the relevant Facility Agent.

5.                                      REPRESENTATIONS AND WARRANTIES

5.1                                 Representations and Warranties

Each of the Borrowers makes each of the following representations and warranties as of the date of this Agreement, the date of each Disbursement Application and the date of each Disbursement (including the Disbursement of a Rollover Loan), all of which shall survive the execution and delivery of this Agreement and the repayment of any Loan:

(a)                                  Organization and Authority

It is a limited liability company duly incorporated and validly existing under the laws of Peru and has the corporate power, and has obtained all required Authorizations, to own its assets, conduct its business as presently conducted and to enter into, perform and comply with its obligations under, the Transaction Documents to which it is a party and the transactions contemplated by such Transaction Documents.

(b)                                 Subsidiaries; Capitalization

(i)                                     BPZ Marine is the only Subsidiary of BPZ Exploración.  BPZ Marine does not have any Subsidiaries.

(ii)                                  As of the date of this Agreement, the authorized capital of BPZ Exploración consists of $35,916,936, fully paid, divided in 122,100 Participations, each having a nominal value of $294.16, of which 122,100 validly exist and are outstanding, 67,155 of which are owned beneficially and legally of record by BPZ Energy Inc. and 54,945 of which are owned beneficially and legally of record by BPZ Energy International Holdings Limited Partnership.

(iii)                               As of the date of this Agreement, the authorized capital of BPZ Marine consists of S/3,000, fully paid, divided in 3,000 Participations, each having a nominal value of S/1.00 (One Nuevo Sol), of which 3,000 validly exist and are outstanding, 1,650 of which are owned beneficially and legally of record by BPZ Exploración and 1,350 of which are owned beneficially by BPZ Energy International Holdings Limited Partnership and legally of record by Jeannette Vanessa Durand Castro.

(iv)                              As of June 30, 2008, BPZ Energy Inc. has advanced US$98,020,710.49 to BPZ Exploración and $0 to BPZ Marine pursuant to Permitted Partner Subordinated Loans.

(v)                                 Except as described in clauses (i) through (iv) above, there do not exist any advances to either Borrower, or authorized or outstanding Participations, securities, options, warrants, calls, commitments, rights to subscribe or other instruments, agreements or rights of any character, or any pre-emptive rights, convertible into or exchangeable for, or relating to the issuance, transfer or sale of, any capital of either Borrower.

(c)                                  Validity

Each Transaction Document to which such Borrower is a party has been duly authorized, executed and delivered by such Borrower and constitutes a valid and legally binding obligation of such Borrower, enforceable in accordance with its terms.

(d)                                 No Conflict

Neither the entry into, nor its compliance with or the performance of the terms and conditions under, nor the making or delivery of, any Transaction Document to which such Borrower is a party will (including after giving effect to any Disbursement):

(i)                                     conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default (or an event which, with the giving of notice, or the passage of time would constitute a default) or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which such Borrower is a party or by which such Borrower or any of its assets is bound, except to the extent that any such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect;

(ii)                                  result in the imposition of any Lien (other than Permitted Liens) under any agreement or instrument to which such Borrower is a party or by which such Borrower or any of its assets is bound; or

(iii)                               violate in any material respect any of the terms or provisions of such Borrower’s Charter or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to such Borrower.

(e)                                  Status of Authorizations

(i)                                     the Authorizations specified in Schedule 3 (Authorizations) are all the Authorizations (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business) needed by the Borrowers on the date hereof to conduct their respective business, carry out the Project and execute, and comply with its obligations under, this Agreement and each of the other Transaction Documents to which it is a party;

(ii)                                  all Authorizations specified in Section 1 (Authorizations Already Obtained) and, with respect to any Disbursement following the first Disbursement, Section 2 (Authorizations to be Obtained Prior to First Disbursement) of Schedule 3 (Authorizations) have been obtained and are in full force and effect;

(iii)                               with respect to the first Disbursement, the Borrowers have applied (or are making arrangements to apply) for all Authorizations specified in Section 2 (Authorizations to be Obtained Prior to First Disbursement) of Schedule 3 (Authorizations), and each of them has no reason to believe that it will not obtain those Authorizations in a timely manner; and

(iv)                              except for rights that can reasonably be expected to be obtained on commercially reasonable terms at the time required, the Project Documents contain all rights that are necessary for:

(A)                              the construction, completion, operation and ownership of the Project; and

(B)                                the conduct of the business of the Borrowers as contemplated by the Transaction Documents.

(f)                                    No Amendments to Charter

As of the date of this Agreement, (i) BPZ Exploración’s Charter has not been amended since June 28, 2007 and (ii) BPZ Marine’s Charter has not been amended since its incorporation.

(g)                                 No Immunity

Neither such Borrower nor any of its properties enjoys any right of immunity from set-off, suit or execution with respect of its assets or its obligations under any Transaction Document to which it is a party.

(h)                                 Financial Condition

Notwithstanding any other provision of this Agreement, since the date of its Financial Statements delivered pursuant to Section 4.1(l)(i) (Financial Statements), such Borrower has not suffered any change that has or could reasonably be expected to have a Material Adverse Effect or incurred any substantial loss or liability.

(i)                                     Financial Statements / Financial Model

(i)                                     The most recent Financial Statements of the Borrowers delivered pursuant to this Agreement:

(A)                              have been prepared in accordance with the Accounting Standards, consistently applied;

(B)                                present fairly, in all material respects, the financial condition of each Borrower as of the date as of which they were prepared and the results of each Borrower’s operations during the period then ended; and

(C)                                disclose all material liabilities (contingent or otherwise) of each Borrower, and the reserves, if any, for such liabilities and all unrealised or material anticipated liabilities and losses arising from commitments entered into by each Borrower (whether or not such commitments have been disclosed in such financial statements).

(ii)                                  The Base Case Assumptions were made in good faith and arrived at after due and careful consideration and inquiry and genuinely represent the Borrowers’ views, and there is, to the best of each Borrower’s knowledge and belief after making due and careful consideration and inquiry, no defect in the Financial Model which might reasonably be expected materially and adversely to affect the computation of the financial projections and projected cash flows (it being understood that such projections are not a guaranty of future performance and that actual results during the period or periods covered by such projections may materially differ from the projected results therein).

(iii)                               BPZ Exploración has received proceeds of equity contributions and Permitted Partner Subordinated Loans in an amount not less than the amount shown in the Financial Model.

(j)                                     Material Agreements

It is not in material breach of, or default in the performance of its obligations under, any Project Document.

(k)                                  Title to Assets

It has good and marketable title to all of the material assets purported to be owned by it and possesses a valid leasehold interest in all material assets which it purports to lease.

(l)                                     Security

At the time of each Disbursement:

(i) the provisions of the Security Documents will be effective to create, in favor of the Lenders, legal, valid and enforceable Liens on or in all of the assets covered by the Security; provided, that, with respect to the first Disbursement of the IFC Loans, (x) the applicable filings have been made with the Movable Registry of Contracts (Registro Mobiliario de Contratos) but registration of the Liens created under the Participations Pledge and the Flow Trust may not be completed and  such Liens will not be enforceable until such registration is complete and (y) with respect to the Flow Trust, the Borrowers’ revenues shall continue to be paid to the trust established under the Import Duty Contract until the proceeds of the first Disbursement of the IFC Loans have been applied in accordance with Section 4.4(f)(i)(z) and Petroperu has been notified to commence payments to the Flow Trust in accordance with Section 6.12; and

(ii) all recordings and filings will have been made in all public offices, all necessary consents will have been obtained and all other action will have been taken so that the Liens created by each Security Document will constitute perfected Liens on the Security with the priority specified in the Security Documents; provided, that, with respect to the first Disbursement of the IFC

Loans, (x) the applicable filings have been made with the Movable Registry of Contracts (Registro Mobiliario de Contratos) but registration of the Liens created under the Participations Pledge and the Flow Trust may not be completed and (y) with respect to the Flow Trust, the Borrowers’ revenues shall continue to be paid to the trust established under the Import Duty Contract until the proceeds of the first Disbursement of the IFC Loans have been applied in accordance with Section 4.4(f)(i)(z) and Petroperu has been notified to commence payments to the Flow Trust in accordance with Section 6.12.

(m)                               No Liens

None of its assets are subject to any Lien, except for Permitted Liens, and it is not subject to any contract, arrangement or Law, whether conditional or unconditional, pursuant to which any Lien on its assets may be created, except for Permitted Liens.

(n)                                 Taxes

(i)                                     All material Tax returns and reports required by Law to be filed by it have been duly filed and all Taxes, obligations, assessments, fees and other governmental charges upon it, its properties or its income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those currently payable without penalty or interest.

(ii)                                  There is no stamp or other Tax or charge of Peru or any political subdivision or Taxing authority thereof, or of any Taxing authority, federation or association of which Peru is a member, to be imposed on or by virtue of the execution, delivery or performance of any Transaction Document to which it is a party or necessary to ensure the legality, validity, enforceability or admissibility in evidence thereof in Peru other than (i) withholding tax in respect of interest paid to the Additional Secured Facility Lenders, (ii) amounts that are required to be paid in connection with the registration of the Security Documents with the competent authorities of Peru (which have been paid), and (iii) other amounts to be paid, if any, in connection with court or arbitral proceedings, procedures for arrest of or seizure and foreclosure on property, and procedures for the enforcement of court or arbitral decisions or awards.

(o)                                 Litigation

(i)                                     It is not engaged in nor, to the best of its knowledge, after due inquiry, threatened by, any material litigation, arbitration or administrative proceedings.

(ii)                                  No judgment or order for an amount of one million Dollars ($1,000,000) or more (or its equivalent in any other currency or currencies) has been issued against it.

(p)                                 Compliance with Laws

To the best of its knowledge and belief, after due inquiry, it is not in violation (i) in any material respect of any Laws (other than Laws relating to the environment, health and safety) and (ii) of any Laws relating to the environment, health and safety, in each case presently in effect.

(q)                                 Environmental Matters

(i)                                     To the best of its knowledge and belief, after due inquiry, there are no material social or environmental risks or issues in relation to the Project other than those identified by the S&EA.

(ii)                                  It has not received nor is aware of either (A) any existing or threatened complaint, order, directive, claim, citation or notice from any Authority or (B) any material written communication from any Person concerning the Project’s failure to comply with any matter covered by the Performance Standards which failure has, or could reasonably be expected to have, a Material Adverse Effect or a material adverse impact on the implementation or operation of the Project in accordance with the Performance Standards.

(r)                                    Sanctionable Practices

Neither it nor BPZ Resources, nor any Affiliates, nor any Person acting on its or their behalf, has committed or engaged in, with respect to the Project or any transaction contemplated by this Agreement, any Sanctionable Practice.

(s)                                  Labor Matters

There are no ongoing or, to its best knowledge after due inquiry, threatened, strikes, slowdowns or work stoppages by its employees or the employees of any contractor with respect to the Project, except such strikes, slowdowns or work stoppages as could not reasonably be expected to have a Material Adverse Effect.

(t)                                    Pari Passu Status

Its obligations under the Finance Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies in Peru generally.

(u)                                 Proprietary Rights

The Borrowers own, have sufficient title to, or have the right to use (or can obtain the right to use on reasonable commercial terms), all patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other proprietary rights (collectively, “Proprietary Rights”) necessary to their business as now conducted and as contemplated to be conducted without infringing upon the rights of any Person.  Except for employee confidentiality agreements with employees and consultants, there are no outstanding material options, licenses or agreements relating to Proprietary Rights of either Borrower nor is either Borrower bound by or a party to any material options, licenses or agreements with respect to the Proprietary Rights of any other Person.  To each Borrower’s knowledge, neither Borrower has violated or is in current violation of, and neither Borrower has received any communications alleging that it has violated, or by conducting its business as proposed, would violate, the Proprietary Rights of any other Person.  Neither Borrower is aware of any material violation by any third party of any of its Proprietary Rights.

(v)                                 Related Party Transactions

Except in respect of (a) Permitted Partner Subordinated Loans, (b) the transactions contemplated with respect to the agreement with BPZ Marine (Texas) for lease of a barge and (c) arm’s length arrangements between the Borrowers and any Affiliate, the expense of which is or will be included in Corporate G&A Adjustment, no existing material written or oral agreement or instrument, including, without limitation, trust instrument, indenture or evidence of indebtedness, lease, contract or other obligation or commitment of either Borrower is with or for the direct benefit of (i) any party (other than the other Borrower) owning, or formerly owning, beneficially or of record, directly or indirectly, in excess of five per cent (5%) of the outstanding capital stock of either Borrower, (ii) any director, officer or similar representative of either Borrower, (iii) any natural person related by blood, adoption or marriage to any party described in (i) or (ii), or (iv) any entity in which any of the foregoing parties has, directly or indirectly, at least a five per cent (5%) beneficial interest (a “Related Party”).  Without limiting the generality of the foregoing, no Related Party, directly or indirectly, owns or controls any material assets or material properties which are used in the Borrowers’ business and to the actual knowledge of each Borrower, no Related Party, directly or indirectly, engages in or has any significant interest in or connection with any business which is, or has been within the last two (2) years, a competitor, customer or supplier of either Borrower or has done business with either Borrower or which currently sells or provides products or services which are similar or related to the products or services sold or provided in connection with the business of either Borrower.  For the avoidance of doubt, the foregoing does not prevent a Permitted License Transfer.

(w)                               No Material Omissions

When taken as a whole, the factual information provided to the Facility Agents was true, accurate and complete in all material respects as at the date it was provided or as at the date (if any) at which it is stated and is not misleading in any material respect.

5.2                                 Acknowledgement and Warranty

Each Borrower acknowledges that it has made the representations and warranties contained in Section 5.1 (Representations and Warranties) above with the intention of inducing each of the Finance Parties to enter into the Finance Documents to which they are a party and that each of the Finance Parties has entered such documents on the basis of, and in full reliance on, each of such representations and warranties.

6.                                      AFFIRMATIVE COVENANTS

6.1                                 Use of Proceeds

(a)                                  The Borrowers shall, at all times, use the proceeds of the Loans under each Facility in accordance with the terms of, and solely for the purposes as set out in, the Facility Agreement relating to such Facility and, in any event, in compliance with Section 4.4(f) (Use of Proceeds).

(b)                                 Subject to the terms of the Facility Agreements, the Borrowers shall procure that all Loans are disbursed to the Revenue Account or such other bank account in Peru as may be notified by the Borrowers to the Facility Agents.

6.2                                 Corporate Existence; Conduct of Business

Each Borrower shall maintain its corporate existence, comply with its Charter, and implement the Project and conduct its business in all material respects with due diligence and efficiency, in accordance with sound engineering, financial and business practices.

6.3                                 Compliance with Laws

Each Borrower shall conduct its business in compliance, in all material respects, with all applicable requirements of Law.

6.4                                 Taxes

Each Borrower shall file by the date due all returns, reports and filings in respect of Taxes required to be filed by it and pay or withhold, when due, all Taxes due and payable by it or required to be withheld by it, except such Taxes, if any, as are being contested in good faith and by proper proceedings and as to which adequate reserves have been provided in accordance with the Accounting Standards.

6.5                                 Accounting; Auditors

Each Borrower shall:

(a)                                  promptly install and maintain an accounting and control system, management information system and books of account and other records, which together adequately give a fair and true view of the financial condition of such Borrower and the results of its operations in conformity with the Accounting Standards.

(b)                                 appoint and maintain at all times a firm of internationally recognized independent public accountants reasonably acceptable to the Facility Agents as auditors of such Borrower.

(c)                                  irrevocably authorize, in the form of Exhibit C, the Auditors (whose fees and expenses shall be for the account of the Borrowers) to communicate directly with the Lenders at any time regarding the Borrowers financial statements (both audited and unaudited), accounts and operations, and provide to each of the Facility Agents a copy of that authorization.

(d)                                 no later than thirty (30) days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to each of the Facility Agents.

6.6                                 Access

Upon a request by any Facility Agent, and with five (5) Business Days prior notice to the relevant Borrower, permit representatives of the Facility Agents and the CAO (including any consultants), during normal office hours and subject to such Borrower’s reasonable health and safety rules, environmental policies and prudent operational requirements, to:

(a)                                  visit any of the sites and premises where the business of such Borrower is conducted;

(b)                                 inspect any of such Borrower’s sites, facilities, plants and equipment;

(c)                                  have access to such Borrower’s books of account and all records; and

(d)                                 have access to those employees, agents, contractors and subcontractors of such Borrower who have or may have knowledge of matters with respect to which such Facility Agent seeks information;

at such Borrower’s reasonable expense and no more than twice annually (in the case of each Facility Agent) and at IFC’s expense (in the case of the CAO); provided that (i) no such prior notice shall be necessary if an Event of Default or Potential Event of Default is continuing and (ii) in the case of the CAO, such access shall be for the purpose of carrying out the CAO’s Role.

6.7                                 Environment, Social, Health and Safety

The Borrowers shall (through their employees, agents, contractors and subcontractors), ensure that the design, construction, operation, maintenance, management and monitoring of the Project’s sites, plants, equipment, operations and facilities are undertaken in compliance with (i) the Action Plan, and (ii) the applicable requirements of the Performance Standards.

6.8                                 Annual Monitoring Report; S&E Management System

The Borrowers shall:

(a)                                  periodically review the form of the Annual Monitoring Report and advise IFC as to whether revision of the form is necessary or appropriate in light of material changes to the Borrowers’ business or operations, or in light of environmental or social risks identified by the Borrowers’ S&E Management System, and revise the form as agreed with IFC; and

(b)                                 use all reasonable efforts to ensure the continuing implementation and operation of the S&E Management System to assess and manage the social and environmental performance of the Project in a manner consistent with the Performance Standards.

6.9                                 Continuing Governmental and Other Approvals

The Borrowers shall:

(a)                                  obtain, when required, and maintain in force (and where appropriate, renew in a timely manner) (i) the Block Z-1 License and each other License Contract, and (ii) all Authorizations, including without limitation the Authorizations specified in Schedule 3 (Authorizations), which are necessary for the implementation of the Project, the carrying out of the Borrowers’ business and operations generally and the compliance by the Borrowers with all their obligations under the Transaction Documents; and

(b)                                 comply with all the conditions and restrictions contained in, or imposed on the Borrowers by, the Block Z-1 License, each other License Contract and those Authorizations.

6.10                           Financial Ratios

The Borrowers shall at all times maintain:

(i)                                     an LOF of not less than 2.0;

(ii)                                  an LOL of not less than 1.8;

(iii)                               a Debt to Equity Ratio of not greater than 65:35; and

(iv)                              Interest Cover of not less than 2.5.

6.11                           Insurance

(a)                                  The Borrowers shall:

(i)                                     insure and keep insured, with financially sound and reputable insurers, and in accordance with local regulations, all its assets and business against all insurable losses, which shall include all the insurances specified in Schedule 4 (Insurance) and any insurance required by Law;

(ii)                                  punctually pay any premium, commission and any other amounts necessary for effecting and maintaining in force each insurance policy;

(iii)                               promptly notify the relevant insurer of any claim by the relevant Borrower under any policy written by that insurer and diligently pursue that claim;

(iv)                              comply with all warranties under each policy of insurance;

(v)                                 not do or omit to do, or permit to be done or not done, anything which might prejudice the Borrowers’, or, where any Finance Party is an additional named insured, such Finance Party’s right to claim or recover under any insurance policy; and

(vi)                              not vary, rescind, terminate, cancel or cause a material change to any insurance policy unless such insurance policy is replaced by a new insurance policy in accordance with the terms and conditions of this Agreement, provided always that, if at any time and for any reason any insurance required to be maintained under this Agreement shall not be in full force and effect, then the Facility Agents shall thereupon, or at any time while the same is continuing, be entitled (but have no such obligation) on their own behalf to procure that insurance at the expense of the Borrowers and to take all such steps to minimize hazard as each of the Facility Agents may consider expedient or necessary.

(b)                                 Each insurance policy required to be obtained pursuant to this Section 6.12 shall be on terms and conditions acceptable to the Facility Agents and shall contain provisions to the effect that:

(i)                                     no policy can expire nor can it be cancelled or suspended by the Borrowers or the insurer for any reason (including failure to renew the policy or to pay the premium or any other amount) unless the Facility Agents and, in the case of expiration or if cancellation or suspension is initiated by the insurer, the Borrowers receive at least forty-five (45) days’ notice (or such lesser period as the Facility Agents may agree with respect to cancellation, suspension or termination in the event of war and kindred peril) prior to the effective date of termination, cancellation or suspension;

(ii)                                  the Finance Parties are named as additional named insured on all liability policies listed in Schedule 4 (Insurance); and

(iii)                               where relevant, all its provisions (except those relating to limits of liability) shall operate as if they were a separate policy covering each insured party.

(c)                                  Each Borrower shall use any insurance proceeds it receives for loss of or damage to any asset solely to replace or repair that asset.

(d)                                 The Borrowers shall provide to each of the Facility Agents the following:

(i)                                     as soon as possible after its occurrence, notice of any event which entitles any Borrower to claim for an aggregate amount exceeding the equivalent of three million Dollars ($3,000,000) under any one or more insurance policies;

(ii)                                  within thirty (30) days after any insurance policy is issued to any Borrower, a copy of that policy incorporating any provisions required under Section 6.12 (b) (iv) (unless that policy has already been provided to the Facility Agents pursuant to Section 4.1(i) (Conditions Precedent);

(iii)                               not less than ten (10) days prior to the expiry date of any insurance policy (or, for insurance with multiple renewal dates, not less than ten (10) days prior to the expiry date of the policy on the principal asset), a certificate of renewal from the insurer, insurance broker or agent confirming the renewal of that policy and the renewal period, the premium, the amounts insured for each asset or item and any changes in terms or conditions from the policy’s issue date or last renewal, and confirmation from the insurer that provisions naming the Finance Parties as additional named insured remain in effect;

(iv)                              such evidence of premium payment as any Facility Agent may from time to time request; and

(v)                                 any other information or documents on each insurance policy as any Facility Agent reasonably requests from time to time.

6.12                           Security

(a)                                  The Borrowers shall from time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments as may necessary or may reasonably be requested by any Facility Agent for perfecting or maintaining in full force and effect the Security or for re-registering the Security or otherwise and, if necessary, create and perfect additional Security to enable the Borrowers to comply with their obligations under the Transaction Documents;

(b)                                 The Borrowers shall cause the registration of the Participations Pledge and the Flow Trust with the Movable Registry of Contracts (Registro Mobiliario de Contratos) in Peru to be completed prior to the earlier of (i) the first Disbursement under the Additional Secured Facility and (ii) forty-five (45) days following the first Disbursement of the IFC Loans; and

(c)                                  Promptly upon application of the proceeds of the first Disbursement of the IFC Loans in accordance with Section 4.4(f)(i)(z), the Borrowers shall (i) cause La Fiduciaria

S.A. to deliver written notice to Petroperu instructing Petroperu to cease making payments to the trust established under the Import Duty Contract and (ii) together with La Fiduciaria S.A., deliver written notice to Petroperu instructing Petroperu to make all payments to the Flow Trust.

6.13                           Further Documents

The Borrowers shall execute all such other documents and instruments and do all such other acts and things as are necessary to give effect to the provisions of any Transaction Document and to cause any Transaction Document to be duly registered, notarised and stamped in any applicable jurisdiction.

6.14                           Costs and Expenses

(a)                                  The Borrowers shall pay or, as the case may be, reimburse each Finance Party or its assignees any amount paid by them on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents and any other documents related to this Agreement or any other Transaction Document.

(b)                                 The Borrowers shall pay to each Facility Agent or as such Facility Agent may direct:

(i)                                     the documented fees and expenses of the Independent Engineer, the Insurance Consultant and the Lenders’ other technical and market consultants incurred in connection with the Loans and investment provided for under the Finance Documents;

(ii)                                  the documented fees and expenses of such Facility Agent’s counsel in Peru and New York incurred in connection with:

(A)                              the preparation of the Loans and investment provided for under this Agreement and any other Transaction Document;

(B)                                the preparation and/or review, execution and, where appropriate, translation and registration of the Transaction Documents and any other documents related to them;

(C)                                the giving of any legal opinions required by the Lenders under this Agreement and any other Transaction Document;

(D)                               the administration by the Lenders of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Transaction Documents;

(E)                                 the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Loans and its disbursement;

(F)                                 the occurrence of any Event of Default or Potential Event of Default; and

(G)                                the release of the Security following repayment in full of the Loans;

(iii)                               the costs and expenses incurred by each of the Facility Agents in relation to efforts to enforce or protect its rights under any Transaction Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including documented legal and other professional consultants’ fees on a full indemnity basis.

6.15                           Financial Model

The Borrowers shall, promptly upon becoming aware that there are any defects in the Financial Model which might materially and adversely affect the operation of the Financial Model, rectify those defects in a manner satisfactory to the Facility Agents.

6.16                           Furnishing of Information by the Borrowers

Each Borrower shall:

(a)                                  Monthly Reports.  As soon as available but in any event within fifteen (15) days after the end of each month of each Financial Year, deliver to each of the Facility Agents a report of BPZ Exploración summarizing key testing and production data for the Corvina Field and the other Borrowing Base Assets, in the form to be agreed by the Facility Agents (acting reasonably) prior to the first Disbursement of the IFC Loans.

(b)                                 Quarterly Financial Statements and Reports.  As soon as available but in any event within sixty (60) days after the end of each quarter of each Financial Year, deliver to each of the Facility Agents:

(i)                                     two (2) copies of the Borrowers’ complete consolidated financial statements for such quarter prepared in accordance with the Accounting Standards, certified by the Borrowers’ chief financial officer;

(ii)                                  a report (in the form pre-agreed by the Facility Agents) by the Borrowers on their respective operations during that quarter or, so long as BPZ Resources is a reporting company under the U.S. Securities Exchange Act of 1934, a copy of BPZ Resources’ quarterly report (Form 10-Q) as filed with the U.S. Securities and Exchange Commission;

(iii)                               a report (in the form pre-agreed by the Facility Agents), signed by the Borrowers’ chief financial officer, concerning compliance with the financial covenants in this Agreement (including a clear description of the methodology used in the respective calculations); and

(iv)                              a report on any factors that have or could reasonably be expected to have a Material Adverse Effect.

(c)                                  Annual Financial Statements and Reports.  As soon as available but in any event within one hundred twenty (120) days after the end of each Financial Year, deliver to each of the Facility Agents:

(i)                                     two (2) copies of the Borrowers’ complete and audited consolidated financial statements for that Financial Year (which are in agreement with its books of account and prepared, in accordance with the Accounting Standards, together with the Auditors’ audit report on them, all in form reasonably satisfactory to the Facility Agents;

(ii)                                  any management letter and any other communication from the Auditors commenting, with respect to that Financial Year, on, among other things, the adequacy of the Borrowers’ financial control procedures, accounting systems and management information system;

(iii)                               a report (in the form pre-agreed by the Facility Agents), signed by the Borrowers’ chief financial officer and reviewed by its Auditors, concerning compliance with the financial covenants in this Agreement (including a clear description of the methodology used in the respective calculations);

(iv)                              a report (in the form pre-agreed by the Facility Agents) by the Borrowers on their respective operations during that Financial Year or, so long as BPZ Resources is a reporting company under the U.S. Securities Exchange Act of 1934, a copy of BPZ Resources’ annual report (Form 10-K) as filed with the U.S. Securities and Exchange Commission; and

(v)                                 a statement by the Borrowers of all transactions between each Borrower and each of its Affiliates, if any, during that Financial Year, and a certification by the Borrowers’ chief financial officer that those transactions were on the basis of arm’s-length arrangements;

(d)                                 License Contract Notices, Reports, Opinions, etc.

(i)                                     No later than five (5) Business Days after delivery thereof to Perupetro, deliver to each Facility Agent copies of each Field Development Plan, report, notice or other material communication delivered pursuant to each License Contract.

(ii)                                  Promptly following the designation of any Petroleum Assets as Borrowing Base Assets, deliver to each Facility Agent a copy of the License Contract related thereto (if not previously so delivered) together with a legal opinion of Peruvian counsel to the Borrowers substantially in the form delivered pursuant to Section 4.1(k)(i) with respect to matters relating to such License Contract.

(e)                                  Reserve Certification; Base Case Updates.

(i)                                     At the Borrowers’ expense, prior to the first Disbursement and within ninety (90) days following the end of each Financial Year, and from time to time as requested by any Facility Agent, but no more than two (2) times per Financial Year, deliver to the Facility Agents an updated Reserve Certification, in form and substance satisfactory to the Facility Agents.

(ii)                                  At the Borrowers’ expense, (A) no later than fifteen (15) days prior to each Disbursement Application (other than a Rollover Request), (B) no earlier than ninety (90) days, and no later than sixty (60) days, prior to each Calculation Date, and (C) on any other date, at the request of either Facility Agent or, once during any calendar year, the Borrowers, deliver to the Facility Agents an updated Base Case utilizing the updated Base Case Assumptions, including calculations of the LOF, LOL, Interest Cover and Debt to Equity Ratio as of such Calculation Date, all in form and substance satisfactory to the Facility Agents.

(f)                                    Annual Monitoring Report.  Within ninety (90) days after the end of each Financial Year, deliver to the Facility Agents the corresponding Annual Monitoring Report confirming compliance with the Action Plan, the social and environmental covenants set forth in Sections 6 and 7 and Applicable S&E Law, or, as the case may be, identifying any non-compliance or failure, and the actions being taken to remedy it;

(g)                                 Notice of Accidents, Etc.  Within three (3) days after such Borrower becomes aware of its occurrence, notify the Facility Agents of any social, labor, health and safety, security or environmental incident, accident or circumstance having, or which could reasonably be expected to have, a Material Adverse Effect or material adverse impact on the implementation or operation of the Project in accordance with the Performance Standards, specifying in each case the nature of the incident, accident, or circumstance and any effect resulting or likely to result therefrom, and the measures the Borrower is taking or plans to take to address them and to prevent any future similar event; and keep the Facility Agents informed of the on-going implementation of those measures and plans;

(h)                                 Partner Matters.  As soon as reasonably available, deliver to the Facility Agents two (2) copies of: (i) all notices, reports and other communications of such Borrower to its partners (other than notifications to its partners of any meeting of its partners), whether any such communication has been made on an individual basis or by way of publication in a newspaper or other communication medium; and (ii) the minutes of all partners’ meetings.

(i)                                     Changes to Project; Material Adverse Effect.  Within five (5) Business Days of (x) deciding on any proposed change in the nature or scope of the Project or the business or operations of the Borrower and (y) becoming aware of the occurrence of any event or condition that has or may reasonably be expected to have a Material Adverse Effect, notify the Facility Agents thereof;

(j)                                     Litigation, Etc.  Within five (5) Business Days of becoming aware of any litigation or administrative proceedings before any Authority or arbitral body which has or may reasonably be expected to have a Material Adverse Effect, notify the Facility Agents by facsimile of that event specifying the nature of that litigation or those proceedings and the steps the Borrower is taking or proposes to take with respect thereto;

(k)                                  Default.  Within one (1) Business Day of becoming aware of the occurrence of an Event of Default or Potential Event of Default, notify the Facility Agents by facsimile specifying the nature of that Event of Default or Potential Event of Default and any steps the Borrower is taking to remedy it;

(l)                                     Public Disclosures.  Publicly disclose, or cause the public disclosure of (whether through U.S. Securities and Exchange Commission filings by BPZ Resources or otherwise), on an annual basis within 120 days following the end of each Financial Year, all material payments (such as taxes, royalties, profit shares) made in the previous year to the local and/or national governments of Peru and, if applicable, Ecuador under the License Contracts or similar contracts; and

(m)                               Other Information.  Promptly provide to the Facility Agents such other information as any Facility Agent from time to time reasonably requests about the Borrower, its assets and the Project.

6.17                           Receivables

Each Borrower shall irrevocably instruct each Person who is or becomes a party to (i) an Offtake Agreement, (ii) a contract with respect to Insurances or (iii) any other contract with such Borrower (other than any Finance Party) involving aggregate payments to such Borrower in excess of $100,000 (or each Person who otherwise owes or may owe money to such Borrower in an amount exceeding $100,000) at any time that all payments that are due or that become due to such Borrower shall be made, and such Borrower hereby agrees to cause each such Person to make all such payments, directly to the Revenue Account; provided that, with respect to the Flow Trust, the Borrowers’ revenues may continue to be paid to the trust established under the Import Duty Contract until the proceeds of the first Disbursement of the IFC Loans have been applied in accordance with Section 4.4(f)(i)(z) and Petroperu has been notified to commence payments to the Flow Trust in accordance with Section 6.12.  If any Borrower receives any payment other than to the Revenue Account, whether directly or to a bank account other than the

Revenue Account or otherwise, such Borrower shall promptly transfer, or cause the transfer of, such payment to the Revenue Account.

6.18                           Import Duty Contract

The Borrowers shall promptly, but in any event no later than the earlier of (x) forty-five (45) days after the first Disbursement of the IFC Loans and (y) the first Disbursement under the Additional Secured Facility, deliver to the Facility Agents evidence that all revenues of the Borrowers are being paid to the Flow Trust and that any amendment to or termination of the Import Duty Contract has been recorded in the Movable Registry of Contracts (Registro Mobiliario de Contratos) in Peru.

6.19                           Satisfaction of Special Conditions

The conditions precedent set forth in Section 4.3 shall have been fulfilled in form and substance satisfactory to IFC no later than November 30, 2008.

7.                                      NEGATIVE COVENANTS

7.1                                 Distributions

Neither Borrower shall declare or pay any dividend, or make any distribution on its equity capital, or purchase, redeem or otherwise acquire any Participations or any option over the same, or make any payment, distribution or cash transfer to any holder of equity interests in the Borrower (or any Affiliate), including any payment in respect of Permitted Partner Subordinated Loans and any return of capital, unless:

(a)                                  after giving effect to any such action:

(i)                                     no Event of Default or Potential Event of Default has occurred and is continuing; and

(ii)                                  each of the LOL, LOF, and Interest Cover is in compliance with the Minimum Level therefor and the Debt to Equity Ratio is no greater than 65:35;

provided, however, that, any of the foregoing shall only be made on a semi-annual basis, on any date occurring after an Interest Payment Date but no later than ten (10) days thereafter and provided, further, that, prior to January 31, 2009, BPZ Exploración shall have the right to make up to two distributions in accordance with the requirements of Section 7.1 (a) (i) and (ii) totalling no more than forty million Dollars (US$40,000,000) in the aggregate.

(b)                                 At least ten (10) Business Days, but no earlier than twenty (20) Business Days, prior to doing so, the Borrower certifies to each of the matters referred to in Section 7.1 (a) to each Facility Agent in writing, in the form attached as Exhibit E (Form of Distribution Request).

7.2                                 Expenditures

Neither Borrower shall incur expenditures or commitments for expenditures for fixed or other non-current assets, other than those required for carrying out the Project as contemplated in the Base Case or necessary for repairs, replacements and maintenance of satisfactory operating conditions that are essential to such Borrower’s business or operations and in each case which do not, during any Calculation Period, exceed the aggregate amount therefor reflected in the Base Case.

7.3                                 Financial Debt

Neither Borrower shall incur, assume or permit to exist any Financial Debt except for Permitted Financial Debt.

7.4                                 Guarantees and Other Obligations

Neither Borrower shall enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person, except for Permitted Nueva Esperanza Credit Support and except for the joint and several obligations of the Borrowers under the Finance Documents.

7.5                                 Derivative Transactions

Neither Borrower shall:

(a)                                  enter into any Derivative Transaction, other than Derivative Transactions entered into in the ordinary course of business that do not require any collateral (cash or otherwise), except with the prior written consent of the Facility Agents; or

(b)                                 assume the obligations of any party to any Derivative Transaction.

7.6                                 Liens

Neither Borrower shall create or permit to exist any Lien on any property, revenues or other assets, present or future, of such Borrower, except for Permitted Liens.

7.7                                 Arm’s Length Transactions

Neither Borrower shall enter into any transaction except (i) in the ordinary course of business on the basis of arm’s-length arrangements or at cost arrangements on terms not less favorable to the Borrowers than could be obtained from an unrelated party (including, without limitation, transactions whereby such Borrower might pay more than the ordinary commercial price for any purchase or might receive less than the full commercial price (subject to normal trade discounts) for any sale) and (ii) Permitted License Transfers.

7.8                                 Exclusive Purchasing or Sales Agency Arrangements

Neither Borrower shall enter into any sole and exclusive purchasing or sales agency.

7.9                                 Profit-sharing

Neither Borrower shall enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby such Borrower’s income or profits are, or might be, shared with any other Person, except for (i) mandatory sharing of profits with employees required under the Laws of Peru or (ii) the Shell Farm-Out Agreement.

7.10                           Entry into Agreements

Neither Borrower shall enter into any agreement, contract or commitment (or, without limiting the foregoing, incur additional obligations in addition to those incurred under the Project Documents) where to do so would result in or could be reasonably expected to have a Material Adverse Effect.

7.11                           No Subsidiaries; Transfers of Subsidiary Capital

Except for BPZ Marine being a Subsidiary of BPZ Exploración, neither Borrower shall form or have any Subsidiary.  BPZ Exploración shall not (a) sell, assign, transfer or otherwise dispose of, or grant or permit to exist any Lien on, any Participations or other capital of BPZ Marine, other than the Liens created in favor of the Collateral Agent created pursuant to the Participations Pledge or (b) permit the creation of additional Participations in BPZ Marine unless such Participations are owned beneficially and legally of record by BPZ Exploración.

7.12                           Loans / Investments

Neither Borrower shall make or permit to exist:

(a)                                  any loans or advances to, or deposits with or otherwise make any Financial Debt (including any guarantee) available to or for the benefit of any other Person (other than the other Borrower), except deposits made in accordance with the Flow Trust and Permitted Nueva Esperanza Credit Support; or

(b)                                 any investments in any Person or enterprise.

7.13                           Disposals

Neither Borrower shall undertake any spin-off, or sell, transfer, lease or otherwise dispose of any asset (other than sales of hydrocarbon products in the normal course of business) whether in a single transaction or in a series of transactions, related or otherwise, other than (i) Permitted License Transfers, (ii) in connection with the execution, delivery and performance of the Shell Farm-Out Agreement, (iii) obsolete or surplus equipment and (iv) other assets which, individually or in the aggregate, are related to transactions not in excess of $5,000,000 annually.

7.14                           Changes in Business, Capital, Charter and Financial Year

Neither Borrower shall change:

(i)                                     its Charter in any manner which would be inconsistent with the provisions of any Transaction Document;

(ii)                                  its Financial Year; or

(iii)                               the nature or scope of the Project or change the nature of its present or contemplated business or operations.

7.15                           No Merger or Consolidation; Change in Control

Neither Borrower shall undertake or permit any Change in Control or any amalgamation or merger with, or acquisition of, another Person or undertake any internal consolidation or reorganization, except in the case of a merger between the Borrowers, provided that such merger does not affect any Liens created under the Security Documents.

7.16                           Project Documents

Neither Borrower shall:

(a)                                  terminate, amend, vary, supplement, or grant any waiver with respect to any provision of, any Project Document to which it is a party where to do so would result in or could be reasonably expected to have a Material Adverse Effect, or

(b)                                 transfer, assign or novate any of its rights or obligations under any Project Document nor consent to any transfer, assignment or novation of any Project Document by any other party thereto.

7.17                           Use of Proceeds

Neither Borrower shall use or apply the proceeds of any Disbursement under any Facility except in accordance with Section 4.4(f) (Use of Proceeds).

7.18                           Leases

Neither Borrower shall enter into any agreement or arrangement to lease any property or equipment of any kind, except (i) Financial Leases, and then only to the extent permitted under the other provisions of this Section 7 and (ii) otherwise only to the extent the aggregate payments under all such agreements or arrangements do not exceed the equivalent of ten million Dollars ($10,000,000) in any Financial Year.

7.19                           Sanctionable Practices

No Borrower shall engage in (and shall not authorize or permit any Affiliate or any other Person acting on its behalf to engage in) with respect to the Project, or any transaction contemplated by this Agreement, any Sanctionable Practice.  Each Borrower further covenants that should any Facility Agent notify any Borrower of its concerns that there has been a violation of the provisions of this Section 7 (Negative Covenants) or of Section 5.1(r) (Sanctionable Practices) of this Agreement, it shall cooperate in good faith with such Facility Agent and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from such Facility Agent and shall furnish documentary support for such response upon such Facility Agent’s request.

7.20                           Amendment of Action Plan

Neither Borrower shall amend the Action Plan in any material respect without the prior written consent of each Facility Agent.

8.                                      EVENTS OF DEFAULT

8.1                                 Events of Default

Each of the following events and occurrences shall constitute an Event of Default under this Agreement and each Facility Agreement:

(a)                                  Payments under Finance Documents

(i)                                     Any Borrower fails to pay when due, at the place and in the currency in which such amount is expressed to be payable any principal of, or interest on, any Loan as required by this Agreement and each Facility Agreement, unless such payment (together with any default interest) is made within two (2) Business Days of the due date therefor.

(ii)                                  Any Borrower fails to pay when due, at the place and in the currency in which such amount is expressed to be payable any amount as required by the Finance Documents (other than any amounts specified in paragraph (i) above of this Section 8.1(a)) unless such payment (together with any default interest) is made within five (5) days of the due date therefor.

(b)                                 Other Breach of Transaction Documents

(i)                                     Any party to any Finance Document (other than any Finance Party) fails to observe or perform any of its obligations under such Finance Document (other than any default by any Borrower falling under paragraph (a) above of this Section 8.1), and, if capable of being remedied, any such failure continues unremedied for a period of thirty (30) days after the date any Lender notifies the Borrowers of that failure.

(ii)                                  Any Borrower or any Authority fails to observe or perform any of its obligations under any material Authorization, and, if capable of being remedied, any such failure continues unremedied for a period of thirty (30) days after the date any Lender notifies such Borrower of that failure.

(iii)                               Any party to any Project Document fails to observe or perform any of its obligations under such Project Document, which failure could reasonably be expected to have a Material Adverse Effect, and, if capable of being remedied, any such failure continues unremedied for a period of thirty (30) days after the date any Lender notifies the Borrowers of that failure.

(c)                                  Representations

Any representation or warranty made or confirmed by any Borrower in any Finance Document (including in connection with the execution of, or any request (including any Disbursement Application) under, any Finance Document) is found to be incorrect in any material respect.

(d)                                 Nationalization

Any Authority condemns, nationalizes, seizes or otherwise expropriates all or any substantial part of the property or assets of any Borrower or of its equity capital, or assumes custody or control of any substantial part of such property or assets or of the business or operations of any Borrower or of its equity capital, or acquires majority ownership of any Borrower, or takes any action for the dissolution or disestablishment of any Borrower or any action that would prevent any Borrower or its officers from carrying on its business or operations or a substantial part thereof.

(e)                                  Bankruptcy

Any of the following events or circumstances arises:

(a)                                  any Borrower

(i)                                     takes any step (including petition, giving notice to convene or convening a meeting) for the purpose of making, or proposes or enters into, any arrangement, assignment or composition with or for the benefit of its creditors or to enter into any of the proceedings contemplated by Law No. 27809 of Peru;

(ii)                                  ceases or threatens to cease to carry on its business or any substantial part of its business; or

(iii)                               is unable, or admits in writing its inability to pay its liabilities (including all obligations to pay or repay money) as they fall due or otherwise becomes insolvent; or

(b)                                 an order is made or an effective resolution passed or analogous proceedings taken for any Borrower’s winding up, bankruptcy or dissolution or a petition is presented or analogous proceedings taken for the winding up or dissolution of any Borrower or commencing any of the proceedings contemplated by Law No. 27809 of Peru;

(c)                                  any encumbrancer lawfully takes possession of, or a liquidator, judicial custodian, receiver, administrative receiver or trustee or any analogous officer is appointed in respect of the whole or any material part of the undertaking or assets of any Borrower or, or an attachment, sequestration, distress or execution (or analogous process) is levied or enforced upon or issued against any of the assets or property of any Borrower or for an amount in excess of five hundred thousand Dollars (US$500,000) (or its equivalent in any other currency or currencies) and is not discharged within thirty (30) days; or

(d)                                 any other event occurs which under any applicable Law would have an effect analogous to any of those events listed in this Section 8.1(e).

(f)                                    Abandonment; Interruption

Any Borrower ceases to carry on its business; or the operation of any Borrowing Base Asset is interrupted for a period in excess of one hundred (100) consecutive days or any periods in the aggregate in excess of one hundred and twenty (120) days during any period of twelve (12) consecutive months.

(g)                                 Authorization

Any Authorization necessary for any Borrower to execute, deliver, perform or observe its obligations under any Transaction Document to which it is a party, or to construct, own or maintain the Project, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect or any such Authorization is materially impaired or withheld, including with respect to the remittance to any Finance Party or its assignees, in Dollars, of any amounts payable under any Finance Document, and is not restored, reinstated, granted or such impairment removed (x) within thirty (30) days of such event, or (y) with respect to any Authorization not relating to a License Contract or a Finance Document, such additional period, not exceeding ninety (90) additional days in aggregate, if (A) the Borrowers are diligently pursuing the restoration, reinstatement, or grant of such Authorization or the removal of such impairment and (B) the failure of such Authorization to be in full force and effect (or to have such impairment removed) does not result in any interruption of operations of either Borrower and has not had, and could not otherwise reasonably be expected to have, a Material Adverse Effect.

(h)                                 Revocation, Etc., of Security Documents

Any Security Document or any of its provisions:

(a)                                  is revoked, terminated or ceases to be in full force and effect or ceases to provide the security intended (including with respect to the priority intended to be created by such Security Document);

(b)                                 becomes unlawful or is declared void; or

(c)                                  is repudiated or its validity or enforceability is challenged in writing by (i) either Borrower or a grantor of any Lien under such Security Document and any such repudiation or challenge continues for a period of thirty (30) days during which period such repudiation or challenge has no effect or (ii) Perupetro, except, with respect to this clause (ii), to the extent the Borrowers have asserted their rights against Perupetro within thirty (30) days and are diligently pursuing their remedies in good faith.

(i)                                     Revocation, Etc., of Transaction Documents

Any Transaction Document (other than a Security Document) or any of its provisions:

(i)                                     is revoked, terminated or ceases to be in full force and effect, and that event, if capable of being remedied, is not remedied to the satisfaction of each of the Facility Agents within thirty (30) days of such event; or

(ii)                                  becomes unlawful or is declared void; or

(iii)                               is repudiated or the validity or enforceability of any of its provisions at any time is challenged in writing by either Borrower or a counterparty to such Transaction Document (other than the Lenders) and such repudiation or challenge is not withdrawn (x) within thirty (30) days of such repudiation or challenge (provided that no such thirty (30) day grace period shall apply if and when such repudiation or challenge becomes effective) or (y) with respect to such Transaction Document other than a License Contract or a Finance Document, such additional period, not exceeding sixty (60) additional days in aggregate, if (A) the Borrowers are diligently pursuing the withdrawal of such repudiation or challenge or (B) the Borrowers shall have replaced such Transaction Document with a contract on terms no less beneficial to the Borrowers than the repudiated or challenged Transaction Document.

(j)                                     Cross-Default

Any Borrower fails to make any payment in respect of any of its Liabilities (other than the Loans) in excess of US$2,000,000 or to perform any of its obligations under any agreement pursuant to which there is outstanding any Liability, and any such failure continues for more than any applicable period of grace or any such Liability becomes prematurely due and payable or is placed on demand.

(k)                                  Sanctionable Practices

Any Borrower (or any Affiliate or any other Person acting on its behalf) has been found by a judicial process or other official inquiry to have engaged in any Sanctionable Practice with respect to the Project or any transaction contemplated by this Agreement.

(l)                                     Peruvian Repayment Restrictions

(i)                                     Any Law is enacted or introduced in Peru which has or could reasonably be expected to have, in the sole opinion of any Facility Agent, the effect of prohibiting, restricting or delaying any payment that any Borrower is required to make to any Lender under any Finance Document.

(ii)                                  A moratorium is called on the payment of interest or the repayment of principal on international debts of Peru debtors generally or a class of them to which any Borrower belongs.

8.2                                 Bankruptcy

Notwithstanding anything to the contrary in this Agreement, if any Borrower is liquidated or declared bankrupt by a competent court or administrative authority, then all the Loans, all interest accrued on it and any other amounts payable to any Finance Party under this Agreement or any other Finance Document will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which each Borrower waives.

8.3                                 Consequences of Default

On and at any time after the occurrence of an Event of Default, any Facility Agent may by notice to the Borrowers:

(a)                                  terminate all or part of the relevant Facility and cancel any undisbursed portion of the Loans of the Lenders thereunder whereupon they shall immediately be cancelled; and/or

(b)                                 declare that all or part of the Loans owed to the Lenders under such Facility, together with accrued interest, and all or any other amounts accrued or outstanding under the Finance Documents owing to the Lenders under such Facility be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)                                  declare that all or part of the Loans owed to the Lenders under such Facility, together with any other amounts accrued or outstanding under the Finance Documents owing to such Lenders, be payable on demand, whereupon they shall immediately become payable on demand by such Facility Agent; and/or

(d)                                 declare that any and all of the Security Documents have or shall become enforceable and exercise any or all of its rights and powers under the Finance Documents to which such Facility Agent is a party and/or all or part of the Security constituted under the Security Documents in each case, without any presentment, demand or protest of any kind, all of which will be expressly waived by each Borrower.

9.                                      MISCELLANEOUS

9.1                                 Term of Agreement

This Agreement shall continue in force until the Final Discharge Date, provided that the indemnities of any Borrower shall survive repayment of any Loan and termination of this Agreement.

9.2                                 Accession, Amendment and Waiver

(a)                                  The parties hereto acknowledge and agree that the Additional Secured Facility Lenders shall become party hereto upon the execution and delivery by the Additional Secured Facility Agent of an Accession Agreement.

(b)                                 Any amendment to, waiver by any Finance Party of any of the terms or conditions of, or consent given by any Finance Party under, this Agreement (including this Section 9.2) or any other Finance Document shall be in writing, signed by the relevant Finance Parties and by each Borrower.

(c)                                  In the event that a Lender waives a condition to any Disbursement, each Borrower shall, by receiving the proceeds of such Disbursement, be deemed to have agreed to all of the terms and conditions of such waiver.

9.3                                 Notices

Any notice, application or other communication to be given or made under this Agreement or any other Finance Documents to the Finance Parties or to the Borrowers shall be in writing.  Except as otherwise provided in this Agreement or any other Finance Documents, such notice, application or other communication shall duly have been given or made when it is delivered by hand, airmail or facsimile transmission to the party to which it is required or permitted to be given or made at such party’s address specified below (or in the relevant Accession Agreement) or at such other address as such party designates by notice to the party giving or making such notice, application or other communication.

For the Borrowers:

BPZ Exploración & Producción S.R.L.

BPZ Marine Peru S.R.L.

Attention:  General Manager

Manual de Falla #297

San Borja, Lima

Peru

Facsimile:  (011-511) 225-3289

and

BPZ Resources Inc.

Attention:  Chief Financial Officer or General Counsel

Two Westlake

580 Westlake Park Blvd., Suite 525

Houston, Texas 77079

Facsimile: (281) 556-6377

For IFC:

International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington DC 20433
United States of America

Attention:	Director, Oil, Gas, Mining and Chemicals Department

Fax:	001 202 974 4768

Attention:	With a copy (in the case of communications relating to payments) sent to the attention of the Senior Manager, Department of Financial Operations, at:

Fax:	001 202 522 7419

(IFC Investment Number 24346)

9.4                                 English Language

All documents to be furnished or communications to be given or made under this Agreement or any other Finance Documents shall be in the English language or, if in another language, be accompanied by a translation into English certified by the Borrowers, which translation shall be the governing version between the Borrowers and the Finance Parties. For the avoidance of doubt, all reasonable costs relating to any translation shall be borne by the Borrowers.

9.5                                 Rights, Remedies and Waivers

(a)                                  The rights and remedies of the Finance Parties in relation to any misrepresentations or breach of warranty on the part of any Borrower shall not be prejudiced by any investigation by or on behalf of any Finance Party into the affairs of such Borrower, by the execution or the performance of this Agreement or the other Finance Documents or by any other act or thing which may be done by or on behalf of any Finance Party in connection with this Agreement or the other Finance Documents and which might, apart from this Section 9.5, prejudice such rights or remedies.

(b)                                 No course of dealing or waiver by any Finance Party in connection with any condition of Disbursement under this Agreement or any other Finance Document shall impair any right, power or remedy of such Finance Party with respect to any other condition of Disbursement or be construed to be a waiver thereof.

(c)                                  No action of any Finance Party in respect of any Disbursement shall affect or impair any right, power or remedy of such Finance Party in respect of any other Disbursement.  Without limiting the foregoing, the right of a Finance Party to require compliance with any condition under this Agreement or any other Finance Document which may be waived by such Finance Party in respect of any Disbursement is, unless otherwise notified to the Borrowers by such Finance Party, expressly preserved for the purposes of any subsequent Disbursement.

(d)                                 No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Finance Parties upon any default under this Agreement, any other Finance Document or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein.  No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  No action of the Finance Parties in respect of any such default, or acquiescence by it therein, shall affect or impair any right, power or remedy of the Finance Parties in respect of any other default.

(e)                                  The rights and remedies provided in this Agreement and the other Finance Documents are cumulative and not exclusive of any other rights or remedies, whether provided by applicable Law or otherwise.

9.6                                 Indemnification

(a)                                  The Borrowers shall, within ten (10) Business Days of demand, indemnify and hold harmless each Finance Party (and its Affiliates), and its officers, directors, employees, agents and servants from and against any cost, damage, claim, loss, expense (including documented legal fees) or liability imposed on or incurred by that Finance Party or any of its officers, directors, employees, agents and servants as a result of:

(i)                                     the occurrence of any Event of Default or Potential Event of Default;

(ii)                                  a failure by any Borrower to pay any amount due under, or comply with any provision of, any Transaction Document;

(iii)                               funding, or making arrangements to fund a Disbursement requested by any Borrower in accordance with a Disbursement Application but not made by reason of the operation of any one or more of the provisions of this Agreement or the relevant Facility Agreement;

(iv)                              a Loan (or any part of a Loan) not being prepaid in accordance with a notice of prepayment given by any Borrower; or

(v)                                 the exercise by any Finance Party of any of its rights or remedies or discretions under any of the Finance Documents to the extent not referred to in paragraphs (i) to (iv) inclusive above.

(b)                                 Each Borrower acknowledges that each Finance Party is entering into this Agreement and the other Finance Documents to which such Finance Party is party, and has acted, solely as a Finance Party for the purposes of the financing contemplated hereunder, and not as an advisor, to such Borrower.  Each Borrower represents and warrants that, in entering into the Finance Documents to which it is party, it has engaged, and relied upon advice given to it by, its own legal, financial and other professional advisors and it has not relied on and will not hereafter rely on any advice given to it by any Finance Party.

9.7                           Jurisdiction and Enforcement

(a)                                  This Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

(b)                                 For the exclusive benefit of any of the Finance Parties, each Borrower irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought in the courts of the United States of America located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan.  By the execution of this Agreement, each Borrower irrevocably submits to the non-exclusive jurisdiction of any such court in any such action, suit or proceeding.  Without limitation, each Borrower agrees that any order or judgment against such Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including Peru, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by Law.

(c)                                  Each Borrower designates, appoints and empowers CT Corporation System, with its address at 111 Eighth Avenue, New York, New York 10011, as its authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any such action, suit or proceeding in the State of New York.

(d)                                 Nothing in this Agreement or the Facility Agreements shall affect the right of each of the Finance Parties to commence legal proceedings or otherwise sue any Borrower in Peru or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon any Borrower in any manner authorized by the Laws of any such jurisdiction.

(e)                                  As long as this Agreement and/or any other Finance Document remain in force, each Borrower shall maintain a duly appointed agent for the service of any summons, complaint or other legal process in New York, New York for purposes of any such legal action, suit or proceeding which any of the Finance Parties may bring in respect of this Agreement and any other Finance Document. Each

Borrower shall at all times keep each Facility Agent advised of the identity and location of such agent.  Each Borrower agrees that if the appointment of any such agent ceases to be effective and the Borrower fails to appoint a replacement agent each Finance Party shall be entitled to appoint such an agent by notice to such Borrower.  Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by Law.

(f)                                    To the extent that any Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under any Finance Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction such immunity (whether or not claimed) may be attributed to it or its assets, such Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the Laws of such jurisdiction.

(g)                                 Each Borrower also consents generally in respect of any proceedings arising out of or in connection with any Finance Document to the giving of any relief or the issue of any process in connection with such proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceeding.

(h)                                 To the extent that any Borrower may, in any suit, action or proceeding brought in any of the courts referred to in paragraph (b) of this Section 9.7 or a court of Peru or elsewhere arising out of or in connection with this Agreement or any other Finance Document to which the Borrower is a party, be entitled to the benefit of any provision of Law requiring any of the Finance Parties in such suit, action or proceeding to post security for the costs of such Borrower (cautio judicatum solvi), or to post a bond or to take similar action, such Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of Peru or, as the case may be, the jurisdiction in which such court is located.

(i)                                     Each Borrower also irrevocably consents, if for any reason the Borrower’s authorized agent for service of process of summons, complaint and other legal process in any such action, suit or proceeding is not present in New York, New York, to service of such papers being made out of the courts referred to in Section 9.7(b) by mailing copies of the papers by registered air mail, postage prepaid, to such Borrower at its address specified in Section 9.3 (Notices).  In such a case, the relevant Finance Party shall also send by facsimile, or have sent by facsimile, a copy of the papers to such Borrower.

(j)                                     Service in the manner provided in Section 9.7(c), (e) and (i) in any action, suit or proceeding will be deemed personal service, will be accepted by each Borrower as such and will be valid and binding upon each Borrower for all purposes of any such action, suit or proceeding.

(k)                                  Each Borrower irrevocably waives to the fullest extent permitted by applicable law:

(i)                                     any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section;

(ii)                                  any claim that any such action, suit or proceeding has been brought in an inconvenient forum;

(iii)                               its right of removal of any matter commenced by any Finance Party in the courts of the State of New York to any court of the United States of America; and

(iv)                              any and all rights to demand a trial by jury in any such action, suit or proceeding brought against such Borrower by any Finance Party.

(l)                                     Each Borrower hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America.  Each Borrower hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.

9.8                                 Privileges and Immunities

Nothing in this Agreement or any other Finance Document shall be construed as a waiver, renunciation or other modification of any immunities, privileges or exemptions of any Lender accorded under such Lender’s articles of agreement, under international convention or under any applicable Law.

9.9                                 Successors and Assigns

(a)                                  This Agreement and the other Finance Documents shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that neither Borrower may assign or otherwise transfer all or any part of its rights or obligations under this Agreement or any other Finance Document to which it is a party without the prior consent of each of the Facility Agents.

(b)                                 Each Finance Party may sell, transfer, assign, novate or otherwise dispose of all or part of its rights or obligations under this Agreement and any other Finance Document (including by granting of participations) in accordance with the provisions of its respective Facility Agreement.

9.10                           Nature of Finance Parties’ Rights and Obligations

The rights and obligations of the Finance Parties under this Agreement and the other Finance Documents shall be in all respects several and the failure of a Finance Party to enforce its rights or to perform its obligations under this Agreement or any other Finance Documents shall in no way affect the rights of the other Finance Parties.  Any amount payable to any Finance Party under this Agreement or any other Finance Document is a separate and independent obligation.

9.11                           Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

9.12                           Effectiveness

This Agreement shall become effective as at the date hereof.

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to executed as of the date first above written.

THE BORROWERS

FOR AND ON BEHALF OF

BPZ EXPLORACIÓN & PRODUCCIÓN S.R.L.

By:	/s/	Manuel Pablo Zúñiga-Pflücker
	Name:	Manuel Pablo Zúñiga-Pflücker
	Title:	President and CEO

FOR AND ON BEHALF OF
BPZ MARINE PERU S.R.L.

By:	/s/	Manuel Pablo Zúñiga-Pflücker
	Name:	Manuel Pablo Zúñiga-Pflücker
	Title:	President and CEO

IFC

FOR AND ON BEHALF OF

INTERNATIONAL FINANCE CORPORATION

By:	/s/	William Bullmer
	Name:	William Bullmer
	Title:	Associate Director

SCHEDULE 1

MAXIMUM FACILITY AMOUNTS

Maximum Facility Amounts:

(US $ Million)

		Additional Secured
	IFC Facility	Facility
Until Dec 15, 2010	15.0	200.0

Dec 16, 2010 — Jun 15, 2011	12.5	166.7

Jun 16, 2011 — Dec 15, 2011	10.0	133.3

Dec 16, 2011 — Jun 15, 2012	7.5	100.0

Jun 16, 2012 — Dec 15, 2012	5.0	66.7

Dec 16, 2012 and thereafter	0.0	0.0

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SCHEDULE 2

ANTI-CORRUPTION GUIDELINES FOR IFC TRANSACTIONS

The purpose of these Guidelines is to clarify the meaning of the terms “Corrupt Practices”, “Fraudulent Practices”, “Coercive Practices”, “Collusive Practices” and “Obstructive Practices” in the context of IFC operations.

1.             CORRUPT PRACTICES

A “Corrupt Practice” is the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

INTERPRETATION

A.            Corrupt practices are understood as kickbacks and bribery.  The conduct in question must involve the use of improper means (such as bribery) to violate or derogate a duty owed by the recipient in order for the payor to obtain an undue advantage or to avoid an obligation.  Antitrust, securities and other violations of law that are not of this nature are excluded from the definition of corrupt practices.

B.            It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payor’s books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.

C.            In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute corrupt practices unless the action violates applicable law.

D.            Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

E.             The World Bank Group does not condone facilitation payments.  For the purposes of implementation, the interpretation of “Corrupt Practices” relating to facilitation payments will take into account relevant law and international conventions pertaining to corruption.

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2.             FRAUDULENT PRACTICES

A “Fraudulent Practice” is any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial benefit or to avoid an obligation.

INTERPRETATION

A.            An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false.  Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a “Fraudulent Practice” for purposes of this Agreement.

B.            Fraudulent Practices are intended to cover actions or omissions that are directed to or against a World Bank Group entity.  It also covers Fraudulent Practices directed to or against a World Bank Group member country in connection with the award or implementation of a government contract or concession in a project financed by the World Bank Group.  Frauds on other third parties are not condoned but are not specifically sanctioned in IFC, MIGA, or PRG operations.  Similarly, other illegal behavior is not condoned, but will not be considered as a Fraudulent Practice for purposes of this Agreement.

3.             COERCIVE PRACTICES

A “Coercive Practice” is impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.

INTERPRETATION

A.            Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

B.            Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation.

4.             COLLUSIVE PRACTICES

A “Collusive Practice” is an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.

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INTERPRETATION

Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

5.             OBSTRUCTIVE  PRACTICES

An “Obstructive Practice” is (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) acts intended to materially impede the exercise of IFC’s access to contractually required information in connection with a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice.

INTERPRETATION

Any action legally or otherwise properly taken by a party to maintain or preserve its regulatory, legal or constitutional rights such as the attorney-client privilege, regardless of whether such action had the effect of impeding an investigation, does not constitute an Obstructive Practice.

GENERAL INTERPRETATION

A person should not be liable for actions taken by unrelated third parties unless the first party participated in the prohibited act in question.

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SCHEDULE 3

AUTHORIZATIONS

SECTION 1

AUTHORIZATIONS ALREADY OBTAINED

1.             Corporate registrations

(a)           Memorandum and Articles of Incorporation;

(b)           Certified Copies of relevant filings evidencing the current shareholding of the Borrower.

2.             Corporate Approvals

Resolution of the partners’ meeting of the Borrower authorising the Borrower to enter into the Finance Documents and detailing the names of the Authorized Representatives that will sign all agreements and documents on behalf of the Borrower.

3.             Currency Control

None.

4.             Production of Oil

                Block Z-1 License.

5.             Transportation and Navigation

(i)            BPZ-01 Barge: International Tonnage Certificate issued by ABS.

  (ii)            BPZ-01 Barge: Provisional Registration of Navigation Certificate, issued by the Panama Maritime Authority

(iii)          BPZ-01 Barge: Navigation Permit Certificate issued by the Maritime Authority of Peru (DICAPI).

(iv)          BPZ-02 Barge: International Tonnage Certificate, issued by the American Bureau of Shipping.

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(v)           BPZ-02 Barge: Certificate of Classification, issued by the American Bureau of Shipping.

(vi)          BPZ-02 Barge: International Load Line Certificate, issued by the American Bureau of Shipping.

(vii)         BPZ-02 Barge: Provisional Registration of Navigation Certificate, issued by the Panama Maritime Authority.

(viii)        BPZ-02 Barge: Annual Safety Inspection issued by the Panama Maritime Authority.

(ix)           Na Moku Barge: Certificate of Classification issued by the International Maritime Bureau, Inc.

(x)            Na Moku Barge: Statutory Certificate of Register issued by the Panama Maritime Authority.

(xi)           Na Moku Barge: Certification of Safety Radio and Safety Equipment issued by the Panama Maritime Documentation Services Inc.

(xii)          Nu`uanu Barge: Certificate of Classification issued by the International Maritime Bureau, Inc.

(xiii)         Nu`uanu Barge: Class Survey Report issued by the American Bureau of Shipping.

(xiv)        Nu`uanu Barge: Certificate of Capability for Transporting Dangerous Goods issued by the Maritime Authority of Perú (DICAPI)

(xv)         Nu`uanu Barge: Navigation Permit Certificate issued by the Maritime Authority of Perú (DICAPI)

(xvi)        Nu`uanu Barge: Certificate of Technical and Environmental Compliance (Informe Técnico Favorable)

(xvii)       Nu`uanu Barge: International Tonnage Certificate, issued by the American Bureau of Shipping.

2

(xix)         Nu`uanu Barge: International Load Line Certificate, issued by the Panama Maritime Documentation Services Inc.

(xx)          Nu`uanu Barge: Shipboard Oil Pollution Emergency Plan Approval (SOPEP Certificate) issued by the Panama Maritime Documentation Services Inc.

6.             Environment

(i)            Resolution Nº 480-2006-MEM/AAE, which approves the Environmental Impact Assessment for the Main Gas Pipeline Project in the CX-11 Corvina Platform.

(ii)           Resolution Nº 016-2006-MEM/VM, which approves the Environmental Impact Assessment for the Drilling Project of up to forty-two gas and/or liquid hydrocarbons wells, Corvina Field, Block Z-1.

(iii)          Resolution Nº 686-2007-MEM/AAE which approves the Environmental Management Plan for the Expansion of the Area of Influence and Modification of the logistic operations contained in the Environmental Impact Assessment for the Drilling Project of up to forty-two gas and/or liquid hydrocarbons wells, Corvina Field, Block Z-1.

(iv)          Resolution Nº 261-2008-MEM/AAE which approves the Environmental Management Plan for the Well Testing (Production) — Environmental Impact Assessment for the Drilling Project of up to forty-two gas and/or liquid hydrocarbons wells, Corvina Field, Block Z-1.

(v)           Official Letter Nº 0024-2007-EM/DGH/CHL - Permit for Gas Flare in CX11-14DST well; issued by the Environmental Directorate of the Peruvian Ministry of Energy and Mining.

 (vi)         Official Letter Nº 1592-2007-EM/DGH/CHL - Permit for Gas Flare in CX11-21XD well; issued by the Environmental Directorate of the Peruvian Ministry of Energy and Mining.

(vii)         Official Letter Nº 204-2007-EM/DGH/CHL - Permit for Extended Gas Flare in CX11-21XD well; issued by the Environmental Directorate of the Peruvian Ministry of Energy and Mining.

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(ix)           Official Letter Nº 361-2008-EM/DGH - Permit for Gas Flare in CX11-18XD; issued by the Environmental Directorate of the Peruvian Ministry of Energy and Mining.

(x)            Resolution Nº 1618-2007-DIGESA-SA — Permit for Sewage Discharge pertaining BPZ-01 Barge, issued by the Ministry of Public Health (DIGESA).

(xi)           Registration Nº EPSG-321-07 — Solid Waste Services Company (obtained from ARPE E.I.R.L., BPZ contractor).

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SECTION 2

AUTHORIZATIONS TO BE OBTAINED PRIOR TO FIRST DISBURSEMENT

A.            Borrowers

1.             Perfection of Security

Filings with  Movable Registry of Contracts (Registro Mobiliario de Contratos) for Participations Pledge and Flow Trust.

2.             Currency Control

None.

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SCHEDULE 4

INSURANCE

1.                                      Operational Insurances — Energy Package:

A.                 COVERAGE:

Section A:                                        All Risks of Physical Loss or Damage to property forming part of Borrower’s operations and/or other Property in the Care, Custody or Control of the Assured including Removal of Debris and/or Wreck and for Sue & Labor.  To cover onshore and offshore risks.

Section B:                                          Sabotage and Terrorism

Section C:                                          Machinery Breakdown.

Section D:                                         Operator’s Extra Expense including Control of Well, Extended and Restoration Cost Redrill, Seepage and Pollution and Clean Up and Containment, Underground Blowout, Making Wells Safe, Removal of Debris/Wreck, Evacuation Expenses, Deliberate Well Firing.

Section E:                                           Business Interruption/Extra Expense.

Section F:                                           Comprehensive General Liabilities arising out of or incidental to the Borrower’s operations.

Section G:                                          Hull & Machinery

Section H:                                         Protection & Indemnity

B.                   SUM INSURED/LIMIT OF LIABILITY

Section A:                                        The replacement value of the property insured, with a separate and additional limit of 25% of insured values in respect of Removal of Debris and/or Wreck, and General Average Salvage Costs.

Section B:                                          Full sum insured based on new replacement value.  First loss limit acceptable if based on a risk survey carried out by a professional organization.

Section C:                                          Full sum insured based on new replacement value.  First loss limit acceptable if based on a risk survey carried out by a professional organization.

Section D:                                         $10,000,000 for producing wells, $40,000,000 for wells being drilled

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Section E:                                           Gross estimated profits or an amount at least equal to the estimated Debt Service and Fixed Expenses during the Indemnity Period.

Section F:                                           Minimum $5,000,000

Section G:                                          Agreed Value (to be confirmed by the Facility Agents)

Section H:                                         t.b.a.

C.                   DEDUCTIBLES AND/OR EXCESS:

Section A:                                        $250,000

Section B:                                          $250,000

Section C                                             $250,000

Section D                                            $375,000 any one accident or occurrence, but US$ 75,000 in respect of Care Custody and Control

Section E:                                           Not more than 45 days.

Section F:                                           $150,000

Section G:                                          No more than $50,000.

Section H:                                         t.b.a.

2.                                      Miscellaneous

Other insurance which:

a)                                      is customary or necessary to comply with local or other requirements, such as contractual insuring responsibility, Workers’ Compensation and Employers’ Liability insurances in relation to all workmen employed at the Project or in connection with its operation; motor vehicle liability insurance for all vehicles owned, hired, leased, used or borrowed for use in the Country in connection with the Project;

b)                                     is considered by the Borrowers to be desirable or prudent; or

c)                                      is required by local legislation.

2

3.                                      General

a)                                      The Borrowers shall procure that each policy effected pursuant to this Schedule 4 shall provide:

(i)                                     that policies are not to be canceled, lapsed, suspended or changed in any material respect without prior written notice (at least 45 days) to the Facility Agents and its agreement obtained, or such lesser period as may be specified from time to time in respect of war and kindred perils; and

(ii)                                  that the Facility Agents are not responsible to the insurers or reinsurers for the payment of insurance premiums or any other obligations of the Borrowers.

b)                                     Each policy effected pursuant to this Schedule 4:

(i)                                     shall be maintained with such reputable insurers and reinsurers as may be approved by the Facility Agents;

(ii)                                  shall be in such form and substance as is consistent with the obligations of the Borrowers under this Schedule 4, as may be approved by the Facility Agents, and

(iii)                               shall not include any provision for self-insurance, or any self-insurance retention except to the extent of the deductibles as specified in this Schedule 4.

c)                                      The Borrowers shall provide to the Facility Agents such information (including without limitation original policy documents and evidence of premium payment) as may be reasonably required.

d)                                     If at any time and for any reason any insurance required to be maintained under this Schedule 4 is not in full force and effect then, without prejudice to the rights of the Facility Agents, the Facility Agents shall be entitled thereupon, or at any time while the same is continuing, to procure such insurance at the expense of the Borrowers.

e)                                      If the Facility Agents reasonably consider that, as a result of a material change in the identified risk exposure, any of the terms, conditions, amounts and deductibles of insurances procured pursuant to this Schedule 4 are inadequate or inappropriate, the Facility Agents may require that the Borrowers procure such amended and/or additional insurances as may be reasonably required to cover such material change.

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Exhibit A - Form of Accession Agreement

THIS ACCESSION AGREEMENT (this “Agreement”) dated                   , 2008 and made between and among:

(1)                                 BPZ Exploración & Producción S.R.L.;

(2)                                 BPZ Marine Peru S.R.L.; and

(3)                                 [INSERT ACCEDING LENDER NAME]  (the “Acceding Lender”)

RECITALS:

(A)                              This Agreement is supplemental to (i) the Common Terms Agreement dated as of August  15, 2008 (the “Common Terms Agreement”) between the Borrowers and the financial institutions listed therein as the Lenders and (ii) the Finance Documents referred to in the Common Terms Agreement.

(B)                                This Agreement has been entered into to record the accession of the Acceding Lender.

IT IS AGREED as follows:

1.                                      Definitions

Words and expressions defined in the Common Terms Agreement have the same meanings when used in this Agreement.

2.                                      Accession of Acceding Lender

(a) The Acceding Lender agrees to become, with immediate effect, a party to, and agrees to be bound by the terms of, the Common Terms Agreement and each Finance Document (other than a Facility Agreement or Fee Letter to which such Acceding Lender is not a party), as if the Acceding Lender had originally been party thereto.

(b) The Acceding Lender confirms that its address details for notices in relation to notices are as follows:

Address:	[ ]
Fax No:	[ ]
Telex No:	[ ]
Attention:	[ ]

3.                                      Counterparts

This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

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4.                                      Jurisdiction and Enforcement

The provisions of Section 9.7 of the Common Terms Agreement are deemed incorporated herein by reference, mutatis mutandis, including, without limitation, the choice of the laws of the State of New York, United States of America as the governing law applicable to this Agreement.

IN WITNESS whereof this Agreement has been duly executed and delivered on the date first above written.

Signatories to the Accession Agreement:

ACCEDING LENDER

[INSERT NAME OF ACCEDING LENDER]

By:
Name:
Title:

THE BORROWERS

BPZ EXPLORACIÓN & PRODUCCIÓN S.R.L.

By:
Name:
Title:

BPZ MARINE PERU S.R.L.

By:
Name:
Title:

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Exhibit B - Form of Certificate of Incumbency and Authority

[To be typed on letterhead of the Borrower]

[Date]

To:	International Finance Corporation
[ ], as Additional Secured Facility Agent

SUBJECT:                                    CERTIFICATE OF INCUMBENCY AND AUTHORITY

Dear Sirs:

1.                                       Please refer to:

(a)                                  the Common Terms Agreement dated  as of August 15, 2008 (the “Common Terms Agreement”) between and among,

                                                (1) BPZ Exploración & Producción S.R.L and BPZ Marine Peru S.R.L., as the borrowers (the “Borrowers”), and

                                                (2) International Finance Corporation, and the Additional Secured Facility Lenders (following accession thereto); and

(b)                                 the Facility Agreements, referred to in the Common Terms Agreement, entered into or to be entered into.

2.                                       Expressions defined in the Common Terms Agreement and the Facility Agreements shall bear the same meanings herein.

3.                                       I, the undersigned [President][Chairman of the Board of Directors][Director] of [each of] the Borrower[s], duly authorized by its Board of Directors, hereby certify that the following are the names, offices and true specimen signatures of the Persons, any one of whom is and will continue to be until each of the Facility Agents has received actual written notice from the Borrower[s] that they or any of them no longer continue to be) authorized, on behalf of the Borrower[s] individually:

(a)                                  to sign each of the Finance Documents to which it is a party (including, without limitation, the Common Terms Agreement and each Loan Agreement), any Disbursement Applications, certifications, letters or other documents to be provided under any such Finance Documents and any other agreements to which the Borrowers and the Finance Parties are party; and

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Schedule B

(b)                                 to take any other action required or permitted to be taken by the Borrowers under the Finance Documents to which they are a party or any other agreement to which the Borrowers and the Finance Parties may be party in connection therewith:

NAME	OFFICE	SPECIMEN SIGNATURE

IN WITNESS WHEREOF, I have signed my name on the date first above written.

Yours faithfully,

[insert name of Borrowers]

By:
Name:
	Title:	[President]
[Chairman of the Board of Directors]
[Director]

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Exhibit C - Form of Letter to Auditors

[To be typed on letterhead of each Borrower]

[Date]

[Name of Auditors]

[Address]

Dear Sirs:

We hereby authorise and request you to give to [NAME OF THE FACILITY AGENT] (the “Facility Agent”), all such information as it may reasonably request with regard to the financial statements, both audited and unaudited, which we have agreed to furnish under the terms of the Common Terms Agreement dated as of August 15, 2008 (the “Common Terms Agreement”) between and among the undersigned, International Finance Corporation, and the Additional Secured Facility Lenders (upon accession thereto).

We authorise you to send our audited accounts to the Facility Agent, together with all such related confirmations, certificates or reports, in each case, to enable us to satisfy the reporting requirements set forth in Section 6.16 of the Common Terms Agreement.  When submitting such audited accounts to the Facility Agent you are also requested to send, at the same time, a copy of your full report on such accounts.

For our records, please ensure that you send to us a copy of every letter which you receive from the Facility Agent immediately upon receipt and a copy of each reply made by you immediately upon the issue thereof.

Yours faithfully,

[Name of Borrower]

By:
Authorized Representative

Enclosure:  Common Terms Agreement

Copy to:

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Exhibit D - Form of Appointment of Service of Process Letter

[Date]

International Finance Corporation

Additional Secured Facility Agent

Dear Sirs:

Reference is made to (a) the Common Terms Agreement dated as of August 15, 2008 (the “Common Terms Agreement”) between and among, (1) BPZ Exploración & Producción S.R.L. and BPZ Marine Peru S.R.L., as the borrowers (the “Borrowers”), and (2) International Finance Corporation and the Additional Secured Facility Lenders (following accession thereto) (the “Lenders”).  Unless otherwise defined herein, capitalized terms used herein shall have the meaning specified in the Common Terms Agreement.

Pursuant to Section 9.7(c) of the Common Terms Agreement, each Borrower has irrevocably designated and appointed the undersigned, [          ], with offices currently located at [          ],as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to the Common Terms Agreement and the other Finance Documents to which it is a party brought in the courts of the State of New York.

The undersigned hereby informs you that it has irrevocably accepted that appointment as process agent as set forth in Section 9.7(c) of the Common Terms Agreement from               (1) until                       (2) and agrees with you that the undersigned (i) shall inform the Lenders promptly in writing of any change of its address in New York, (ii) shall perform its obligations as such process agent in accordance with the relevant provisions of the Common Terms Agreement, and (iii) shall forward promptly to the Borrowers any legal process received by the undersigned in its capacity as process agent.

As process agent, the undersigned and its successor or successors agree to discharge the above-mentioned obligations and will not refuse fulfillment of such obligations as provided under the Common Terms Agreement.

Very truly yours,

[ ]

By
Title:

(1) Insert date of effectiveness of appointment.

(2) Insert date which is six months after final maturity date of loans.

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Exhibit E - Form of Distribution Request

[To be typed on letterhead of the Borrower]

[Date]

To:	International Finance Corporation
[Name of Facility Agent for Additional Secured Facility Lenders]

SUBJECT:                                    DISTRIBUTION REQUEST

Dear Sirs:

1.                                       Please refer to:

(a)                                  the Common Terms Agreement dated as of August 15, 2008 (the “Common Terms Agreement”) between and among,

(1)                                  BPZ Exploración & Producción S.R.L. (“BPZ Exploración”) and BPZ Marine Peru S.R.L. (“BPZ Marine”) as the borrowers (the “Borrowers”), and

(2)                                  International Finance Corporation and the Additional Secured Facility Lenders (following accession thereto), as the Lenders; and

(b)                                 the Facility Agreements, referred to in the Common Terms Agreement, entered into or to be entered into.

Expressions defined in the Common Terms Agreement and the Facility Agreements shall bear the same meanings herein.

2.                                       This is to inform you that [BPZ Exploración] [BPZ Marine] plans a [distribution of dividends] [payment in respect of Permitted Partner Subordinated Loans] [return of capital] to [its holders of Participations] [the lender of such Permitted Partner Subordinated Loans] in the aggregate amount of                              (            ), such [distribution] [payment] to be made on or about                   ,       (1).  Pursuant to Section 7.1 of the Common Terms Agreement, such Borrower hereby certifies that, as at the date hereof:

(a)                                  after giving effect to such action, no Event of Default or Potential Event of Default has occurred and is continuing; and

(b)                                 each of the LOL, LOF and Interest Cover is in compliance with the Minimum Level therefor and the Debt to Equity Ratio is greater than 65:35.

(1) Insert date occurring after an Interest Payment Date and within ten (10) days thereafter.

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Schedule E

3.                                       [BPZ Exploración] [BPZ Marine] undertakes not to give effect to the proposed distribution or payment or any part thereof if, at the time of so doing or after giving effect to it, [BPZ Exploración] [BPZ Marine] could not certify the matters in section 2 of this certification.

Yours truly,

[BPZ Exploración & Producción S.R.L./BPZ Marine S.R.L.]

By
Authorized Representative

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